UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Navient Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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OUR VISION

Navient will be the leader in every market we serve, delivering expertise and solutions that anticipate and solve our customers’ unique and complex needs.

OUR MISSION

Our mission is to ensure financial success for our clients and their customers through innovative solutions, insights, compassion, and personalized service. Our unwavering integrity and compliance-focused mindset guide us on the path to market leadership.

OUR VALUES

CUSTOMER-CENTRICITY

Putting customers first in all we do.

LEADERSHIP

Always striving to be the best at what we do.

INTEGRITY

Our transparent, responsible approach is a source of pride.

PROACTIVITY

Action-oriented and driven to get things done for our customers.

STABILITY

Reliable, trustworthy, and compliance-focused.

INNOVATION

Always thinking of new and better ways to add value.

123 Justison Street
Wilmington, Delaware 19801

April 13, 2017

Dear Fellow Shareholders:

On behalf of the entire Board of Directors of Navient Corporation, we are pleased to invite you to our 2017 Annual Meeting. The attached Notice of 2017 Annual Meeting of Shareholders and Proxy Statement provides information and the agenda for the meeting.

Ongoing Evolution of a Skilled and Diverse Board

We believe our nominees for the Board possess the breadth of experience and range of relevant skills to provide effective oversight of the Company’s strategies, risks and performance. The Board has also been a leader in corporate governance. For example, each member of Navient’s Board of Directors, other than the CEO, is an independent director, and the Board is also led by an independent chairperson. In addition, again in 2016, over half of our independent directors are women—more than any other financial services company in the S&P 500.

Importantly, the Board continues to evolve, adding new skills and talent aligned with Navient’s business and growth strategy. While one of our long-standing and most dedicated leaders, Dr. Barry Munitz, a director since 1997, will retire from the Board effective as of the Annual Meeting, we have planned for this event by continuing to recruit and add highly qualified new directors, as evidenced most recently by the addition of David Yowan. In the last three years, the Board’s focus on board composition and succession planning has led to the addition of seven new highly qualified directors.

The Board takes seriously its responsibility to sustain its leadership. With our age and tenure limits, one director is scheduled to retire in 2018 and two directors are scheduled to retire in 2020. Our Board will continue its focus on ensuring we have the skillsets necessary to effectively lead the Company in the coming years.

On behalf of the Board and our shareholders, we thank Barry for his years of dedicated service and leadership.

Navient’s Management and Board are Focused on Building for the Future and Generating Value for our Shareholders

In 2016, we executed on our commitment to generate value for shareholders. Highlights from the year include:

●	Increased our non-education fee revenue by 77%

●	Acquired $3.7 billion in student loans

●	Reduced outstanding unsecured debt by $1.4 billion

●	Repurchased 17% or 60 million shares of our common stock and in doing so returned $1 billion to shareholders through dividends and share repurchases

●	Earned adjusted core net income of $1.89 per share

Looking forward, while not ignoring the legal proceedings in which the Company is involved, we are working diligently to capture the many opportunities we see to create value for our customers and our shareholders.

Capital Profile

We have a well-defined, disciplined approach to investing the capital you have entrusted us to manage. To create the highest, sustainable return, we maintain a strong capital profile that supports our business in all economic environments. Today, our capital position is very strong. Our free cash flow, debt coverage ratios and equity ratios are all at very strong levels. Importantly, we maintained these levels while reducing our outstanding unsecured debt by $1.4 billion and returning $1 billion to shareholders through dividends and share repurchases in 2016. In doing so, our debt maturities for 2017 were lowered to $700 million, and we reduced our 2018, 2019 and 2020 debt maturities from $7.2 billion to $6.5 billion.

Our capital profile demonstrates our commitment to our clients, our bondholders, ABS investors and shareholders, and that we are built for the long-term.

Disciplined Risk Management

Our business plan is governed by risk guidelines to ensure our portfolios and businesses are managed to produce appropriate, risk-adjusted returns. Our discipline ensures we are mindful of various market challenges, including risks related to credit, interest rates, credit spreads and liquidity to name a few, to help ensure that each of our businesses will perform well through various market cycles. Our philosophy and values guide us to continually enhance how we support the success of our customers, clients, shareholders and other stakeholders.

Business Processing Solutions

Our Business Processing Solutions work applies the expertise, systems and compliance skills we have developed in student loans to the state, municipal and healthcare markets. Our clients benefit from the higher performance, lower cost, and strong compliance controls we deliver every day. Our non-education related fee businesses generated $174 million in revenue in 2016, a 77% increase from 2015. We expect this revenue growth to continue in 2017.

Asset Management and Servicing

Navient services loans for more than 12 million customers with $300 billion in outstanding balances. We bring over 40 years of experience, allowing us to help the borrowers we service successfully manage their student loans.

At Navient, we use our experience and expertise to assist our customers navigating the complex federal student loan program by helping them understand their many options so they can choose the solution that best fits their needs. The results are outstanding.

Our federal student loan customers default at a rate that is significantly lower than their peers and are less likely to be severely delinquent. Loans we service are more likely than comparable servicers to be enrolled in income-driven repayment plans. Our performance is a source of tremendous pride to our nearly 7,000-plus team members.

We deliver this industry-leading performance by using our expertise and sophisticated data analytics to better identify customers who need extra support, reach out in ways that result in higher rates of contact, and present repayment options they can select to fit their budget. We have responded to the incredible and increasing program complexity by creating teams of specialists and the means to direct customers to the appropriate team. We have also used our expertise and data to develop an award-winning financial literacy video series for our customers.

Servicers play an important role in helping borrowers successfully repay their loans. And, the overwhelming majority of borrowers are successfully repaying their student loans. Delinquency and default rates in the Direct Student Loan program have declined 18% and 27% respectively in the past two years. Nationally, fewer borrowers defaulted last year despite a 10% increase in the number of borrowers in repayment.

Legal Challenges and Public Advocacy

Despite these positive trends, servicers have been criticized or, in our case, sued by federal regulators and state attorneys general. Let us be perfectly clear: the allegations made do not correspond with the facts and the exceptional results we deliver for consumers.

The lawsuits and related public commentary ignores our clear, positive track record of performance helping borrowers. In fact, if all servicers met the same default prevention performance we deliver, 300,000 fewer defaults would occur each year. Statements that Navient does not inform borrowers of their array of repayment options are simply false, and the data shows that Navient excels at providing this kind of borrower support. In fact:

●	In 2016, we provided our 10 million federal student loan customers with over 170 million communications about repayment options, and fielded tens of millions of phone calls to discuss options and provide services.

●	Federal student loan borrowers we service are 31% less likely to default. This superior performance is even better for higher risk borrowers, such as borrowers who do not graduate.

●	49% of the balances we service for the government are enrolled in income-driven repayment plans, the highest among comparable servicers.

●	9 times out of 10, when we make contact with distressed federal loan borrowers, we help them avoid default.

From our front-line position servicing over 10 million federal student loan accounts, we witness first-hand what works and what does not. We believe we should share our insight and expertise to help policymakers improve the federal loan programs to make it easier for borrowers to succeed. Among the topics we have advocated for are:

●	Better tools and information to help students and their families make informed borrowing decisions to encourage degree completion and realize a return on their higher education investment

●	Streamlined repayment options to reduce complexity for borrowers and servicers and increase engagement

●	Easier methods to enroll in and recertify federal income-driven repayment programs

●	Programs that encourage borrowers to contact their student loan servicers

●	More assistance to borrowers participating in the federal rehabilitation program to help them recover from default and successfully transition to repayment

●	The establishment of a private loan rehabilitation program that creates a pathway for borrowers in default to get back on track and improve their credit

●	A one-time credit bureau retraction for student loan borrowers who have reestablished an on-time payment track record

●	Bankruptcy reform that allows federal and private student loans to be discharged after a good faith effort to repay

Dedicated Team

Our results would not be possible without the commitment and hard work of our team of dedicated Navient employees. We are deeply appreciative of their drive to continuously deliver extraordinary service—the driver for creating value for all our stakeholders.

Shareholder Meeting

Our 2017 Annual Meeting of Shareholders will take place on Thursday, May 25, 2017, at 8:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at Navient’s headquarters located at 123 Justison Street, Wilmington, Delaware.

Attached to this letter are a Notice of 2017 Annual Meeting of Shareholders and our Proxy Statement, which describe the business to be conducted at the Annual Meeting. We encourage you to read this report carefully and to vote your shares. There are several ways you can vote, including online, by telephone, or by mail. Please vote at your earliest convenience by following the instructions included in the Proxy Statement. Your vote is important. Whether you own a few shares or many, it is important that you are represented.

Today, as with every day since our creation as an independent company three years ago, Navient strives to lead in every market we serve. Our vision is to deliver expertise and solutions that anticipate and solve our customers’ unique and complex needs. We are dedicated to retaining our stakeholders’ trust and confidence. Thank you for your continued investment in Navient. We look forward to seeing you at the Annual Meeting.

Sincerely,

John F. Remondi President and Chief Executive Officer	William M. Diefenderfer, III Chairman of the Board of Directors

AWARDS AND RECOGNITION

Navient is proud to receive recognition for excellence in corporate governance and business practices.

Innovation in Financial Education Award
for improving the financial capability of young Americans

Better Business Bureau A+ Rating
for Navient and its subsidiaries

"W" Company Award
for commitment to board diversity

Best Board Diversity Initiative Award
for implementing a successful program that promotes board diversity

Veteran Jobs Mission
for commitment to veteran hiring

Military Friendly Employer Award
for leading programs for veterans and military spouses

Training Top 125
for staff learning and development programs

To learn more about these and other awards as well as other ways we participate in our communities, please visit **navient.com/about/who-we-are**

123 Justison Street
Wilmington, Delaware 19801

April 13, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS OF
NAVIENT CORPORATION

To Our Shareholders:

Navient Corporation (“Navient” or the “Company”) will hold its 2017 Annual Meeting of Shareholders (the “Annual Meeting”) as follows:

Date:	Thursday, May 25, 2017

Time:	8:00 a.m., Eastern Daylight Time

Place:	Navient Corporation 123 Justison Street Wilmington, Delaware 19801

Items of Business:

(1)	Elect the 11 nominees named in the proxy statement to serve as directors for one-year terms or until their successors have been duly elected and qualified;

(2)	Ratify the appointment of KPMG LLP as Navient’s independent registered public accounting firm for 2017;

(3)	Approve, in a non-binding advisory vote, the compensation paid to Navient’s named executive officers;

(4)	Approve the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan; and

(5)	Act on such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Record Date:

You may vote if you were a shareholder of record as of the close of business on March 30, 2017.

Your participation in the Annual Meeting is important. You can vote in person or by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided. If you wish to attend the meeting in person, you must bring evidence of your ownership as of March 30, 2017, or a valid proxy showing that you are representing a shareholder who owned shares as of that date.

Thank you for your interest in Navient.

By Order of the Board of Directors,

Mark L. Heleen Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 25, 2017.

This notice and proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”) are available free of charge at https://www.navient.com/about/investors/stockholderinfo/ and http://materials.proxyvote.com.

You may also obtain these materials at the Securities and Exchange Commission website at www.sec.gov or by contacting the Office of the Corporate Secretary, 123 Justison Street, Wilmington, Delaware 19801. Navient will provide a copy of the 2016 Form 10-K without charge to any shareholder upon written request.

Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our shareholder letter and this proxy statement contain forward-looking statements, within the meaning of the Federal securities laws, about our business and prospects. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management based on information currently available. Use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “should,” “may,” “could,” “likely” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A of Part I (Risk Factors) of our 2016 Form 10-K. We disclaim any obligation to update any forward-looking statements contained herein after the date of this proxy statement.

Proxy Summary

This summary is intended as an overview of the information found elsewhere in this proxy statement. Because this is only a summary, you should read the entire proxy statement before voting.

Annual Meeting of Shareholders

DATE AND TIME:	LOCATION:	RECORD DATE:
May 25, 2017	Navient Corporation	March 30, 2017
8:00 a.m. local time	123 Justison Street
Wilmington, Delaware 19801

Meeting Agenda Voting Matters

This year, there are four Company-sponsored proposals on the agenda.

Election of a director nominee pursuant to Proposal 1 will require the vote of a majority of the votes cast with respect to that director nominee’s election, meaning that the number of votes cast for such director nominee’s election must exceed the number of votes cast against that nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against the nominee’s election). Approval of Proposals 2, 3 and 4 at the Annual Meeting will require an affirmative vote of at least a majority of the votes present, represented and entitled to be voted on the matter, and voting affirmatively or negatively.

	Proposals	Board Voting Recommendations	Page

1.	Election of each director nominee	FOR EACH NOMINEE	12

2.	Ratification of the appointment of KPMG as Navient’s independent registered public accounting firm for 2017	FOR	33

3.	Non-binding advisory shareholder vote to approve the compensation paid to our named executive officers	FOR	40

4.	Approve several amendments to the Navient Corporation 2014 Omnibus Incentive Plan	FOR	62

2017 Proxy Statement	1

Board and Governance Practices

We believe our corporate governance policies reflect best practices.

In addition to executive compensation practices that strongly link pay and performance, Navient’s Code of Business Conduct and Board of Directors governance policies help to ensure that we meet high standards of ethical behavior, corporate governance and business conduct. The following chart highlights key Board information and governance practices in place on December 31, 2016.

Separate Chairman and CEO	Yes
Average Age of Directors	62.5
Number of Independent Directors	10
Annual Elections of Directors	Yes
Majority Voting for Directors	Yes
Board Meetings Held in 2016 (average director attendance 94%)	8
Annual Self-Evaluation of the Board and Each Committee	Yes
Annual Equity Grant to Directors	Yes
Director Stock Ownership Guidelines	Yes
Independent Directors Meet without Management Present	Yes
Mandatory Retirement Age for Directors	Yes
Tenure Limit for Directors	Yes
Board Orientation and Continuing Education Program	Yes
Anti-Hedging and Anti-Pledging Policy	Yes
Code of Business Conduct for Directors and Officers	Yes
Compensation Recovery/Clawback Policy	Yes
Annual Advisory Approval of Executive Compensation	97.7%
Independent Compensation Consultant	Yes
Double-Trigger Change in Control	Yes
Active Management Succession and Planning	Yes
Executive Stock Ownership Guidelines	Yes
No Employment Agreements for Executives	Yes
No Excessive Perquisites	Yes
No Above-Market Earnings on Deferred Compensation	Yes

For more information about our governance programs and our Board of Directors, see Proposal 1 beginning on page 12.

2017 Proxy Statement	2

Board of Directors Composition

The composition of our Board reflects a breadth and variety of skills, business experiences and backgrounds.

The composition of our Board reflects the great wealth of experience and skills of our directors. The following table highlights each director’s specific skills, knowledge and experiences that he or she brings to the Board. A particular director may possess additional skills, knowledge or experience even though they are not indicated below.

Name	Executive Leadership	Industry Experience	Business Operations	Finance and Accounting	Financially Literate (1)	Audit Financial Expert (2)	Banking and Capital Markets	Mergers and Acquisitions	Regulatory, Policy or Legal	Public Company Board or Corporate Governance	Academic and Research
John K. Adams, Jr.	X			X	X	X	X	X	X	X
Anna Escobedo Cabral	X			X	X				X	X	X
William M.Diefenderfer, III	X	X		X	X	X			X	X
Diane Suitt Gilleland	X	X			X				X	X	X
Katherine A. Lehman	X		X	X	X	X	X	X		X
Linda A. Mills	X	X	X	X	X	X		X	X	X	X
Barry A. Munitz (3)	X	X	X		X			X	X	X	X
John (Jack) F.Remondi	X	X	X	X	X	X	X	X	X	X
Jane J. Thompson	X	X	X		X			X	X	X	X
Laura S. Unger	X				X			X	X	X
Barry L. Williams	X	X	X	X	X	X		X	X	X
David L. Yowan (4)	X	X	X	X	X	X	X	X

(1)	Directors who are able to read and understand financial statements.

(2)	Directors determined by the Board to be audit committee financial experts, as that term is defined under rules promulgated by the SEC.

(3)	Mr. Munitz is not eligible to stand for re-election because he has reached the mandatory retirement age under our Board’s Governance Guidelines.

(4)	Mr. Yowan was appointed to the Board on March 30, 2017.

Our Board is diverse in terms of gender, age, and tenure. In fact, we were recently cited by a leading provider of board intelligence solutions as the board with the highest percentage of women directors among S&P 500 companies. Following our 2017 Annual Meeting, if each of the Board nominees is elected, our board will be comprised of 55% women directors. The average age of our directors is currently 62.5 years old. The following charts also reflect the gender and age diversity of our directors on the date of the 2017 Annual Meeting, as well as the tenure distribution. Our tenure distribution largely reflects the addition of seven new directors since 2014.

*	For purposes of this chart, we have counted each director’s service with SLM Corporation and its predecessors (other than the Student Loan Marketing Association).

2017 Proxy Statement	3

Our Director Nominees

					Committee Memberships					Other
		Director								Public
Name	Age(1)	Since(2)	Occupation and Experience	Independent	EC	AC	CC	NGC(3)	FOC	Boards
John K. Adams, Jr.	61	2014	Retired – Investment Banking	Yes	M	M			C	1
Anna Escobedo Cabral	57	2014	Senior Advisor, Inter-American Development Bank	Yes		M		M		0
William M. Diefenderfer, III	71	1999	Partner, Diefenderfer, Hoover, McKenna & Wood, LLP	Yes	C					1
Diane Suitt Gilleland	70	1997	Retired – State Higher Education Executive	Yes		M		M		0
Katherine A. Lehman	42	2014	Private Equity Investor	Yes			M		M	1
Linda A. Mills	67	2014	Retired – Corporate Executive, Northrop Grumman	Yes	M		C		M	1
John (Jack) F. Remondi	54	2013	President and Chief Executive Officer, Navient	No	M					1
Jane J. Thompson	65	2014	CEO, Jane J. Thompson Financial Services	Yes			M		M	3
Laura S. Unger	56	2014	Financial Services Consultant	Yes	M	C		M		2
Barry L. Williams	72	2000	Retired – Investment Consultant	Yes			M		M	1
David L Yowan	60	2017	EVP and Corporate Treasurer American Express Company	Yes		M			M	0

(1)	Ages are as of April 13, 2017.
(2)	For these purposes, we are considering a Director’s prior service with SLM Corporation and its publicly-held predecessors prior to our separation transaction.
(3)	Mr. Munitz, the current Chair of the Committee, is retiring from the Board effective May 25, 2017.

EC	Executive Committee	NGC	Nominations and Governance Committee	C	Chair
AC	Audit Committee	FOC	Finance and Operations Committee	M	Member
CC	Compensation and Personnel Committee

2017 Proxy Statement	4

General Information

Navient Corporation (“Navient,” the “Company,” “we,” “our” or “us”) is furnishing this proxy statement to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or “Board”) for use at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”). A copy of the Notice of 2017 Annual Meeting of Shareholders accompanies this proxy statement. This proxy statement is being sent or made available, as applicable, to our shareholders beginning on or about April 13, 2017.

2017 Proxy Statement	5

Questions and Answers about the Annual Meeting and Voting

Who may vote?

Only shareholders who owned shares of Navient’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on March 30, 2017, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. Navient’s Common Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “NAVI.” On March 30, 2017, 285,155,356 shares of Common Stock were outstanding and eligible to be voted. Each share of Common Stock is entitled to one vote with respect to each matter on which holders of Common Stock are entitled to vote.

Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

Navient furnishes proxy materials to its shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save money and reduce our environmental impact. On or about April 14, 2017, Navient will mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to certain of the Company’s shareholders. The Notice of Internet Availability contains instructions on how to access Navient’s proxy materials and vote online or vote by telephone. The Notice of Internet Availability also contains a 15-digit control number that you will need to vote your shares. If you previously chose to receive Navient’s proxy materials electronically, you will continue to receive access to these materials via an e-mail that provides electronic links to these documents unless you elect otherwise.

How do I request paper copies of the proxy materials?

You may request paper copies of the proxy materials for the Annual Meeting by following the instructions included on your Notice of Internet Availability or listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.

What is the difference between holding shares as a beneficial owner in street name and as a shareholder of record?

If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares. Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on proposals considered to be routine matters. The only routine matter being considered at the Annual Meeting is Proposal 2 (relating to the ratification of the independent registered public accounting firm). Proposals 1, 3 and 4 are considered non-routine matters. For non-routine matters, your shares will not be voted without your specific voting instructions. We encourage you to vote your shares.

If your shares are registered directly in your name with Navient’s transfer agent, Computershare, you are considered to be a shareholder of record with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to Navient or to a third party, or to vote in person at the Annual Meeting.

2017 Proxy Statement	6

How do I vote?

Navient encourages shareholders to vote in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. You may vote in one of the following ways:

Vote in advance of the meeting	Vote your shares at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2017. Please have your Notice of Internet Availability or proxy card available when you log on.	Vote in person at the meeting	If you hold shares directly in your name as a shareholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person as your proxy to vote your shares. If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trustee or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com

Call the toll-free number (1-800-579-1639). You may call this toll-free telephone number, which is available 24-hours a day, and follow the pre-recorded instructions. Please have your Notice of Internet Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2017.

If you hold your shares in street name through a broker, bank, trustee or other nominee and want to vote by mail, you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to complete, sign and date the voting instruction form and return it in the prepaid return envelope provided. Your voting instruction form must be received no later than the close of business on May 24, 2017.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

You may instruct your broker, bank, trustee or other nominee on how to vote your shares using any of the methods described above. If you do not provide them with instructions on how to vote your shares prior to the Annual Meeting, they will have discretionary authority to vote your shares only with respect to routine matters. Only Proposal 2 (relating to the ratification of the independent registered public accounting firm) is considered to be a routine matter, and the firm will not have discretion to vote your shares with respect to Proposals 1, 3 or 4. If you do not give your instructions on how to vote your shares on Proposals 1, 3 or 4, your shares will then be referred to as “broker non-votes” and will not be counted in determining whether either Proposal 1, 3 or 4 is approved. Please participate in the election of directors and vote on all of the proposals by returning your voting instructions to your broker, bank, trustee or other nominee.

2017 Proxy Statement	7

How do I vote shares of Common Stock held in my 401(k) Plan?

If you participate in the Navient 401(k) Savings Plan, you may vote the number of shares equivalent to your interest in the plan’s company stock fund, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or by mail on how to vote your shares. Voting instructions must be received no later than 5:00 p.m., Eastern Daylight Time, on May 24, 2017. If you own shares through the Navient 401(k) Savings Plan and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares on each proposal in the same proportion as other plan shares are being voted.

How do proxies work?

Navient’s Board of Directors is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein to vote your shares at the Annual Meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and sign and return a proxy card but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board of Directors’ recommendations. The Board of Directors has recommended that shareholders vote:

●	“FOR” the election of each of the director nominees named in Proposal 1;

●	“FOR” ratification of the appointment of Navient’s independent registered public accounting firm, as set forth in Proposal 2;

●	“FOR” approval, on a non-binding advisory basis, of the compensation paid to our named executive officers as set forth in this proxy statement, as set forth in Proposal 3; and

●	“FOR” approval of certain amendments to the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan.

Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the Annual Meeting in the manner they determine is appropriate. Navient does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement.

Can I change my vote?

Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

●	Delivering a written notice of revocation to Navient’s Corporate Secretary at the Office of the Corporate Secretary, 123 Justison Street, Wilmington, Delaware 19801;

●	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section); or

●	Attending the Annual Meeting and voting in person.

If your shares are held in street name, you need to contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What constitutes a quorum?

A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum will exist when the holders of a majority of Common Stock entitled to vote are present in person or represented by proxy, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted in determining whether a quorum exists.

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What vote is necessary to approve each matter to be voted on at the Annual Meeting?

The following table provides a summary of the voting criteria for the Board’s voting recommendations for the matters on the agenda for the 2017 Annual Meeting:

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Proposal	Voting Options	Vote Required for Approval	Abstentions	Broker Non-Votes	Broker Discretionary Vote Permitted	Board’s Voting Recommendation

1	Election of Directors	“FOR” or “AGAINST”	Affirmative vote of the holders of a majority of the votes cast.	NOT COUNTED	NOT COUNTED	NO	FOR the election of each of the director nominees

2	Ratify the appointment of KPMG LLP as Navient’s independent registered public accounting firm for 2017	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	COUNTED as votes Against	NOT COUNTED	YES	FOR

3	Approve, in a non- binding advisory vote, the compensation paid to Navient’s named executive officers	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	COUNTED as votes Against	NOT COUNTED	NO	FOR

4	Approve the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	COUNTED as votes Against	NOT COUNTED	NO	FOR

Who will count the vote?

Votes will be tabulated by an independent inspector of elections.

Who can attend the Annual Meeting?

Only shareholders as of the record date, March 30, 2017, or their duly appointed proxies, may attend. No guests will be allowed to attend the Annual Meeting.

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What do I need to do to attend the Annual Meeting and when should I arrive?

The Annual Meeting will be held at Navient’s headquarters located at 123 Justison Street, Wilmington, Delaware 19801 beginning at 8:00 a.m., Eastern Daylight Time. Admission to the Annual Meeting will begin at approximately 7:30 a.m., Eastern Daylight Time.

In order to be admitted to the Annual Meeting, you should:

●	arrive shortly after 7:00 a.m., Eastern Daylight Time, to ensure that you are seated by the start of the Annual Meeting at 8:00 a.m., Eastern Daylight Time;

●	be prepared to comply with security requirements, which may include, among other security measures, security guards searching all bags and attendees passing through a metal detector;

●	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including smartphones, will not be permitted in the meeting room; and

●	bring photo identification, such as a driver’s license, and proof of ownership of Common Stock on the record date, March 30, 2017. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, a recent brokerage statement or a letter from your bank, broker, trustee or other nominee are examples of proof of ownership. If you want to vote your shares held in street name in person, you must obtain a legal proxy in your name from the broker, bank, trustee or other nominee that holds your shares of Common Stock.

Any holder of a proxy from a shareholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to the Annual Meeting.

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Overview of Proposals

This proxy statement contains four proposals requiring shareholder action, each of which is discussed in more detail below.

●	Proposal 1 requests the election of the director nominees named in this proxy statement to the Board of Directors.

●	Proposal 2 requests ratification of the appointment of KPMG LLP as Navient’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

●	Proposal 3 requests the approval, in a non-binding advisory vote, of the compensation paid to our named executive officers as set forth in this proxy statement.

●	Proposal 4 requests approval of certain amendments to our Amended and Restated 2014 Incentive Compensation Plan.

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Proposal 1 — Election of Directors

Under Navient’s Bylaws (the “Bylaws”), the Board of Directors has the authority to determine the size of the Board of Directors and to fill any vacancies that may arise prior to the next annual shareholder meeting. Although the Board has the authority to change the size at any time, currently the Board has determined that the maximum number of directors shall not exceed 13.

On April 4, 2017, the Nominations and Governance Committee recommended and the Board of Directors nominated the following directors for election at the Annual Meeting:

John K. Adams, Jr.
Anna Escobedo Cabral
William M. Diefenderfer, III
Diane Suitt Gilleland
Katherine A. Lehman
Linda A. Mills
John (Jack) F. Remondi
Jane J. Thompson
Laura S. Unger
Barry L. Williams
David L. Yowan

Biographical information and qualifications and experience for each nominee appears beginning on the next page.

In addition to fulfilling the general criteria for director nominees described in the section titled “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications that the Board of Directors has determined support its oversight of Navient’s business, operations and structure. These qualifications are discussed beginning on the next page along with biographical information regarding each member of the Board of Directors, including each individual’s age, principal occupation and business experience during the past five years. Information concerning each director is based in part on information received from him or her and in part from Navient’s records.

All nominees listed above have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the Board of Directors may designate a substitute nominee or the persons voting the shares represented by proxies solicited hereby may vote those shares for a reduced number of nominees. If the Board of Directors designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

Navient’s Bylaws generally provide that the election of a director nominee will be by a majority of the votes cast and voting affirmatively or negatively with respect to the nominee at a meeting for the election of directors at which a quorum is present. Accordingly, a director nominee will be elected to the Board of Directors if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election, without regard to abstentions or broker non-votes. Shares that are not voted affirmatively or negatively in the election of directors, including abstentions and broker non-votes, therefore have no direct effect in the election of directors. Those shares are taken into account to establish a quorum.

If any director nominee fails to receive a majority of the votes cast “FOR” in an uncontested election, that nominee has agreed to automatically tender his or her resignation upon certification of the election results. If such an event were to occur, Navient’s Nominations and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject such nominee’s resignation. The Board of Directors will act on the recommendation of the Nominations and Governance Committee and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.

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NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Jack Remondi, 54	President and Chief Executive Officer Navient Corporation Other Professional and Leadership Experience: Chairman, Reading is Fundamental Trustee, Nellie Mae Education Foundation
Directorships of Other Public Companies: Cubesmart Real Estate Investment Trust — 2009 to present
Director since May 2013

SLM Corporation — former Board Member

Skills, Experience and Qualifications:

Mr. Remondi has been the Company’s President and Chief Executive Officer since April 2014. He was SLM Corporation’s President and Chief Executive Officer from May 2013 to April 2014, President and Chief Operating Officer from January 2011 to May 2013 and its Vice Chairman and Chief Financial Officer from January 2008 to January 2011.

Mr. Remondi’s nearly 30-year history in the student loan and business services industry with Navient and its predecessors, in a variety of leadership roles, including as chief executive officer, chief operating officer and chief financial officer, enables him to bring to our Board of Directors a unique historical perspective of Navient, its operations and the evolution of the student loan industry. Mr. Remondi also brings valuable insights to the Board of Directors in the areas of finance, accounting, portfolio management, business operations and student/consumer lending. He has the in-depth knowledge of our industry, customers, investors and competitors, as well as the relationships, to lead our company.

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Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

William M. Diefenderfer, III, 71 Chairman of the Board since March 2014 Director since May 1999

Partner

Diefenderfer, Hoover, McKenna & Wood, LLP

Business Experience:

Partner, Diefenderfer, Hoover, McKenna & Wood, LLP, a law firm, Pittsburgh, PA — 1991 to present

Chief Executive Officer and President, Enumerate Solutions, Inc., a privately-owned technology company — 2000 to 2002

Deputy Director, U.S. Office of Management and Budget — 1989 to 1991

Other Professional and Leadership Experience:

Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group — former Board Member

Directorships of Other Public Companies:

Cubesmart Real Estate Investment Trust — 2004 to present
Chairman of the Board

SLM Corporation — former Board Member

Skills, Experience and Qualifications:

Mr. Diefenderfer’s legal background, his involvement in the executive branch of the federal government, and his leadership roles in business and with the PCAOB, together with his service as a member of other public company boards, both as chairman and as chair of various committees, including audit committees, bring valuable experience in the areas of finance, accounting, business operations, political/governmental affairs and law to our Board of Directors.

John K. Adams, Jr., 61 Director since November 2014

Retired – Investment Banking

Business Experience:

Managing Director, UBS Investment Bank’s Financial Institutions Group — 2002 to 2013 Managing Director, Credit Suisse First Boston’s Financial Institutions Group — 1985 to 2002

Other Professional and Leadership Experience:

Board President, Good Shepherd Services

Directorships of Other Public Companies:

Charles Schwab Corporation — 2015 to present

Skills, Experience and Qualifications:

Mr. Adams’ significant experience in capital markets and corporate finance, specifically involving financial institutions, along with his knowledge of the U.S. financial services regulatory environment, enables him to bring to our Board of Directors experience in the areas of finance, financial institutions, capital markets and mergers and acquisitions, which expertise is valuable in evaluating our business and growth plans and overseeing the operations and capital markets activities of our company.

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Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Anna Escobedo Cabral, 57 Director since December 2014

Senior Advisor
Inter-American Development Bank

Business Experience:

Senior Advisor, Inter-American Development Bank — 2009 to present

Treasurer of the United States, U.S. Department of the Treasury — 2004 to 2009

Director, Smithsonian Institution’s Center for Latino Initiatives — 2003 to 2004

CEO, Hispanic Association on Corporate Responsibility — 1999 to 2003

Staff Director & Chief Clerk, US Senate Committee on the Judiciary — 1993 to 1999

Executive Staff Director, US Senate Task Force on Hispanic Affairs — 1991 to 1999

Other Professional and Leadership Experience:
Member, NatureBridge Regional Advisory Committee
NatureBridge Board of Directors — former member
Financial Services Roundtable Retirement Security Council — former chair
Providence Hospital Foundation Board — former member
American Red Cross Board of Directors — former member
Sewall Belmont House Board of Directors — former member
Martha’s Table Board of Directors — former member

Skills, Experience and Qualifications:

Ms. Cabral’s extensive experience in public policy, government, public affairs, corporate social responsibility and financial literacy, as well as her experience as chief operating officer in the non-profit sector, enables her to provide valuable insights and judgment to our Board of Directors.

Diane Suitt Gilleland, 70 Director since July 1997

Adjunct Professor of Higher Education
University of Arkansas, Little Rock

Business Experience:

Adjunct Professor of Higher Education, University of Arkansas, Little Rock — 2010 to present

Associate Professor of Higher Education, University of Arkansas, Little Rock — 2003 to 2010

Deputy Director, Illinois Board of Higher Education — 1999 to 2003

Chief Executive Officer, Arkansas Board of Higher Education — 1990 to 1997

Chief Finance Officer, Arkansas Board of Higher Education — 1986 to 1990

Other Professional and Leadership Experience:
Member, University of Arkansas Foundation
Member, University of Arkansas at Pine Bluff Foundation Fund
Trustee, Arkansas Arts Center

Directorships of Other Public Companies:
SLM Corporation — former Board Member

Skills, Experience and Qualifications:

Dr. Gilleland’s knowledge of higher education governance and finance, from a university and government perspective, enables her to bring valuable awareness to our Board of Directors on a variety of matters relating to our industry and our customers, including in the areas of academia, student/consumer lending, political/governmental affairs and finance.

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Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Katherine A. Lehman, 42 Director since November 2014

Private Equity Investor

Business Experience:

Managing Partner, Hilltop Private Capital — 2016 to Present

Managing Director and Deal Team Leader, Lincolnshire Management — 2009 to 2016

Other Investment Roles, Lincolnshire Management — 2001 to 2009

Other Professional and Leadership Experience:

Board Member, The Robert Toigo Foundation

Director, American Track Services

Director, New York Private Equity Network

True Temper Sports — former Board Member

Gruppo Fabbri — former Board Member

PADI Holding Company — former Board Member

Bankruptcy Management Solutions — former Board Member

Directorships of Other Public Companies:

Stella-Jones (TSX: SJ)

Skills, Experience and Qualifications:

Ms. Lehman’s experience in private equity and financial services, along with her investment evaluation, portfolio oversight and board experience enables her to provide strategic and operational expertise in the areas of finance, review and analysis of investments, mergers and acquisitions, integration and operations, accounting and business, which assist our Board of Directors in evaluating our business and growth plans.

Linda Mills, 67 Director since May 2014

Retired – Corporate Executive

Northrop Grumman

Business Experience:

Corporate Vice President, Operations, Northrop Grumman — 2013 to 2015

Corporate Vice President & President, Information Systems and Information Technology Sectors, Northrop Grumman — 2008 to 2012

Directorships of Other Public Companies:

American International Group, Inc. (AIG) — 2015 to present

Other Professional and Leadership Experience:

Board Member, Smithsonian National Air & Space Museum

Board of Visitors, University of Illinois, College of Engineering

Senior Advisory Group and Former Board Member, Northern Virginia Technology Council

Wolf Trap Foundation for the Performing Arts – former Board Member

Skills, Experience and Qualifications:

Ms. Mills’ extensive experience in leading businesses and operations for large, complex multinational companies brings a valuable perspective to the Board in the areas of operations, financial management, strategic re-positioning, risk management, technology, government contracting and cyber-risk. When combined with her service as a director on other large publicly traded corporate boards in highly-regulated industries, Ms. Mills brings a wide range of valuable strategic and operational perspectives to our Board of Directors.

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Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Jane J. Thompson, 65 Director since March 2014

Chief Executive Officer

Jane J. Thompson Financial Services LLC

Business Experience:

Chief Executive Officer, Jane J. Thompson Financial Services LLC, a management consulting firm — 2011 to present

President, Financial Services, Walmart Stores, Inc. — 2002 to 2011

Other Professional and Leadership Experience:

Member, Commercial Club of Chicago

Member, The Chicago Network

Former Member, CFPB Consumer Advisory Board

Directorship of Other Public Companies:

Blackhawk Network Holdings, Inc. — 2014 to present

OnDeck Capital, Inc. — 2014 to present

VeriFone Systems, Inc. — 2014 to present

The Fresh Market — 2012 to 2016

Skills, Experience and Qualifications:

Ms. Thompson brings a unique depth and breadth of expertise to our Board of Directors in the areas of consumer behavior, financial services, consumer lending, finance and financial services regulation. She has extensive experience in consumer lending, as well as management experience with large, publicly-traded retail businesses. Combined with other leadership roles in business—including service as director of several public companies and as a member of audit, compensation and risk management committees—Ms. Thompson’s business experience enables her to provide valuable insights in a variety of areas.

Laura S. Unger, 56 Director since November 2014

Financial Services Advisor

Business Experience:

Special Advisor, Promontory Financial Group — 2010 to 2014

Independent Consultant to JPMorgan — 2003 to 2009

Former Commissioner, U.S. Securities and Exchange Commission — 1997 to 2002

(including six months as Acting Chairman)

Counsel, U.S. Senate Committee on Banking, Housing & Urban Affairs — 1990 to 1997

Other Professional and Leadership Experience:

Board Member, Children’s National Medical Center

Director, Nomura Securities, Inc.

Director, Nomura Global Financial Products

Directorships of Other Public Companies:

CA, Inc. — 2004 to present

CIT Group — 2010 to present

Ambac Financial Group, Inc. — former Board Member

Skills, Experience and Qualifications:

Ms. Unger’s government, public policy and legal and regulatory experience, together with her extensive leadership experience at government agencies, provides the Board with perspectives into regulatory policy and the political and legislative process. She also has significant corporate governance expertise as a member or chair of boards and board committees of public companies and from the U.S. Securities and Exchange Commission.

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Name and Age Service as a Director	Position, Principal Occupation, Business Experience and Directorships

Barry L. Williams, 72 Director since July 2000

Retired – Investment Consultant

Business Experience:

President, Williams Pacific Ventures, Inc., a consulting and investment company — 1987 to 2014

Other Professional and Leadership Experience:

Director, CH2M Hill Companies

Director, Sutter Health

Trustee, Management Leadership for Tomorrow

Trustee Emeritus, American Conservatory Theater

Directorships of Other Public Companies:

PG&E Corporation — 1996 to present

Lead Director and Chairman of the Compensation Committee

Northwestern Mutual Life Insurance Company — former Board Member

Simpson Manufacturing Co., Inc. — former Board Member

SLM Corporation — former Board Member

Skills, Experience and Qualifications:

Mr. Williams’ experience leading an investment and consulting firm, combined with other leadership roles in business, brings management, leadership, and business skills to our Board of Directors. His experience in numerous areas, including financial, audit, operations and real estate, when combined with his service as a director of a number of public companies, including service on several audit, governance and compensation committees, enables him to provide relevant and actionable insights in the areas of finance, financial services, business operations, capital markets and corporate governance.

David L. Yowan, 60 Director since March 2017

Consumer Financial Services Executive

Business Experience:

Executive Vice President and Treasurer, American Express Company — 2006 to present Senior Treasury Management, American Express Company — 1999 to 2006

Senior Vice President, North American Consumer Bank Treasury, Citigroup — 1987 to 1998

Skills, Experience and Qualifications:

Mr. Yowan’s extensive experience in consumer financial services including his long tenure with the world’s foremost payment card issuer make him a valuable addition to Navient’s Board of Directors. As a recent addition to the Board, Mr. Yowan’s expertise in risk management, balance sheet management, asset securitization and strategy make him ideally suited to assist the Board in overseeing financial, operational and credit risk management.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

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Corporate Governance

Role and Responsibilities of the Board of Directors

The Board of Directors believes strong corporate governance is critical to achieving Navient’s performance goals and to maintaining the trust and confidence of investors, employees, regulatory agencies and other stakeholders.

The primary responsibilities of the Board of Directors are to:

●	Review Navient’s long-term strategies and set long-term performance metrics;

●	Review and approve Navient’s annual business plan and multi-year strategic plan, periodically review performance against such plans and ensure alignment between the Company’s actions and its longer-term strategic objectives;

●	Review risks affecting Navient and its processes for managing those risks, and oversee assignment and performance of various aspects of risk management, compliance and governance;

●	Select, evaluate and compensate the Chief Executive Officer;

●	Plan for succession of the Chief Executive Officer and members of the executive management team;

●	Review and approve major transactions;

●	Through its Audit Committee, select and oversee Navient’s independent registered public accounting firm;

●	Oversee financial matters, including financial reporting and financial controls;

●	Recommend director candidates for election by shareholders and plan for the succession of directors; and

●	Evaluate the Board’s composition, succession and its own effectiveness.

Board Governance Guidelines

The Board of Directors’ Governance Guidelines (the “Guidelines”) are reviewed, at least annually, by the Nominations and Governance Committee. The Guidelines are published at www.navient.com under “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@navient.com. The Guidelines, along with Navient’s Bylaws, embody the following governance practices, among others:

●	A majority of the members of the Board of Directors must be independent directors and all members of the Audit, Compensation and Personnel, and Nominations and Governance Committees must be independent. Until May 1, 2016, for purposes of determining independence when evaluating a director’s relationship with Navient, “Navient” included SLM Corporation and its subsidiaries, as affiliates of the Company.

●	All directors stand for re-election each year and must be elected by a majority of the votes cast in uncontested elections.

●	No individual is eligible for nomination to the Board upon the earlier of (i) their 75th birthday or (ii) effective in 2018, after having served more than 20 years on the Board or on the board of the Company’s predecessor companies.

●	The Board of Directors has separated the roles of Chairman of the Board and CEO, and currently has an independent, non-executive director as Chairman.

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●	Independent members of the Board of Directors and its committees meet in executive session, outside the presence of management or the CEO at the beginning of each regularly-scheduled Board meeting as well as the end of each regularly-scheduled Board and committee meeting. The Chairman of the Board (or the applicable committee chair) presides over these sessions.

●	Navient maintains stock ownership and retention guidelines for directors and executive officers and has a policy to prohibit the hedging or pledging of its stock.

●	The Board of Directors and its committees conduct performance reviews annually, and have routinely done so.

●	The Board of Directors and its committees may engage their own advisors.

The Board is preparing for anticipated director retirements that will result from a combination of the Board’s tenure and age limits. As part of this process, the Nominations and Governance Committee, at the direction of the Board, has conducted an assessment of director skillsets in light of the Company’s present and future businesses. The Board anticipates additional individuals will be recruited as directors in order to supplement the skills of our directors and to have the Board’s performance and experience be fully matrixed across all known and anticipated needs.

Board Leadership Structure

The Board of Directors has separated the roles of Chairman of the Board of Directors and Chief Executive Officer, and the Board of Directors continues to believe that this structure properly balances the Board’s management and governance responsibilities. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board of Directors and management, enabling the Board of Directors to maintain an active, informed role in oversight by being able to monitor and manage those matters that may present significant risks to Navient.

While it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting Navient’s strategic development with the Board’s management oversight function, as the Board contemplates both CEO succession and Chairman of the Board succession, it may choose to change this separation at any time.

Management Succession Planning

We have succession plans and talent management processes in place for our Chief Executive Officer and for our team of senior executives. Our senior management succession planning process is an organization-wide practice designed to proactively identify, develop and retain the leadership talent that is critical for future business success.

The succession plan for our Chief Executive Officer is reviewed regularly by the Compensation and Personnel Committee and the other independent directors. The plan identifies a “readiness” level and ranking for each internal candidate and also incorporates the flexibility to define an external hire as a succession option. Formal succession planning for the rest of our senior leaders is also a regular process, which includes identifying a rank and readiness level for each potential internal candidate and strategically planning for external hires for positions where, for example, gaps, if any, are identified.

In 2016, our Board re-examined emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

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Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with Navient (or, until May 1, 2016, with SLM Corporation). The Board of Directors has adopted the Guidelines, which include the standards for determining director independence which conform to the independence requirements of the Nasdaq listing standards. The Guidelines are published at www.navient.com under “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary at corporatesecretary@navient.com.

At the end of 2016, the Board of Directors was comprised of 11 members, 10 of whom were affirmatively determined to be independent. David L. Yowan was appointed to the Board on March 30, 2017 to fill a vacancy created by the resignation or retirement of certain directors. The independent members of the Board of Directors at the end of fiscal 2016 were: John K. Adams Jr.; Anna Escobedo Cabral; William M. Diefenderfer, III; Diane Suitt Gilleland; Katherine A. Lehman; Linda A. Mills; Barry A. Munitz; Jane J. Thompson; Laura S. Unger; and Barry L. Williams. During 2016, the Board of Directors determined that each of these individuals met the Nasdaq listing standards and Navient’s own director independence standards. In addition, the Board of Directors considered transactions and relationships between each director and any member of his or her immediate family on one hand, and Navient, on the other, to confirm that there were no transactions or relationships that would impair such director’s independence. Only Mr. Remondi was determined not to be independent under the Guidelines or the Nasdaq listing standards. Upon the appointment of Mr. Yowan to the Board in March of 2017, the Board of Directors determined that he also was independent in accordance with all applicable independence standards.

Each member of the Board of Directors’ Audit, Compensation and Personnel, and Nominations and Governance Committees is independent within the meaning of the Nasdaq listing standards, Exchange Act Rule 10A-3 and Navient’s own director independence standards.

Board of Directors Meetings and Attendance at Annual Meeting

The full Board of Directors met eight times in 2016. Each of our directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees during his or her tenure on that committee. Our directors on average attended 96 percent of all meetings of the Board of Directors and committees in 2016. Other than Mr. Williams, all of our directors attended the Company’s 2016 annual meeting of shareholders. All of our directors are expected to attend the 2017 Annual Meeting.

Committee Membership

The Board of Directors has established the following committees to assist in its oversight responsibilities: an Audit Committee, a Compensation and Personnel Committee, a Nominations and Governance Committee, a Finance and Operations Committee, and an Executive Committee. Each committee is governed by a Board-approved written charter, which is evaluated annually and which sets forth the respective committee’s functions and responsibilities. Membership of each of the committees is also changed as part of a regular rotation. Investors may find the current membership of the committees at http://www.navient.com/about/investors/corp_governance/.

For 2016, an 18-month work-plan was created from the charters of the Audit, Compensation and Personnel, Nominations and Governance, and Finance and Operations Committees so that the responsibilities of each committee would be addressed at appropriate times throughout the year. These work-plans will be reviewed and revised as appropriate in 2017. Agendas for committee meetings are developed based on each committee’s work-plan together with other current matters the Board chair, the committee chair or management believes should be addressed at the meeting. The chair of each committee provides regular reports to the Board of Directors regarding the subject of the committee’s meetings and any committee actions.

The following table sets forth the membership and number of meetings held for each committee of the Board of Directors during 2016. This table reflects the membership of each committee as of December 31, 2016.1 Mr. Yowan joined the Board

1 Steven L. Shapiro served as a member of the Board, Compensation and Personnel Committee and the Nominations and Governance Committee during 2016 until his retirement from the Board in May 2016. Ann Torre Bates was a member of the Board and Chair of the Audit Committee until May 25, 2016, at which time she became Chair of the Nominations and Governance Committee. She continued to serve on the Audit Committee until her resignation from the Board on August 16, 2016.

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in March 2017 and is a member of the Audit Committee and the Finance and Operations Committee. It is the practice of the Board to hold its regular committee meetings in conjunction with the regular meetings of the Board. Given the Audit Committee’s responsibilities relating to our financial statements and financial reporting, it is expected that the Audit Committee will meet more often than the other committees.

	Audit Committee	Compensation and Personnel Committee	Executive Committee	Finance and Operations Committee	Nominations and Governance Committee
John K. Adams, Jr.(1)	X		X	CHAIR
Anna Escobedo Cabral(2)	X				X
William M. Diefenderfer, III			CHAIR
Diane Suitt Gilleland	X				X
Katherine A. Lehman		X		X
Linda A. Mills		CHAIR	X	X
Barry A. Munitz(3)		X	X		CHAIR
John F. Remondi			X
Jane J. Thompson(4)		X		X
Laura S. Unger(5)	CHAIR		X		X
Barry L. Williams		X		X
Number of Meetings in 2016	13	8	5	6	5

Chair = Committee Chair

X = Committee Member

(1)	Mr. Adams succeeded Mr. Williams as Chair of the Finance and Operations Committee effective May 25, 2016.

(2)	Ms. Escobedo Cabral also served on the Finance and Operations Committee until May 25, 2016, when she became a member of Nominations and Governance Committee.

(3)	Mr. Munitz served on the Nominations and Governance Committee throughout 2016. Upon the departure of Ms. Bates in August 2016, the Board appointed Mr. Munitz as Chair of the committee.

(4)	Ms. Thompson also served on the Audit Committee until May 25, 2016, when she became a member of Compensation and Personnel Committee.

(5)	The board appointed Ms. Unger to be Chair of the Audit Committee on May 25, 2016.

The Chair of the Nominations and Governance Committee, Mr. Munitz, is not standing for re-election to the Board and will be retiring effective May 25, 2017. The Board has determined that, effective May 24, 2017, Ms. Unger will be the Chair of the Nominations and Governance Committee and Ms. Escobedo Cabral will be the Chair of the Audit Committee.

This chair succession is part of a deliberate succession and rotation plan begun by the Board of Directors in 2015. The Board reserves the right to assess each committee’s needs and the skills, expertise and other qualifications when naming a new chair, and may name another director as the chair of that committee.

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). During 2016, the Audit Committee, as set forth in its charter, assisted the Board of Directors in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of Navient’s financial statements; (2) the Company’s system of internal controls; (3) the qualifications, performance and independence of Navient’s independent registered accounting firm; (4) the performance of the Company’s internal audit function; (5) risks related to Navient’s compliance, legal and regulatory matters; and (6) the review of related party transactions. In addition, the Audit Committee prepares the report of the Audit Committee for Navient’s annual proxy statement, as required by the SEC. The Board of Directors has determined that two members of the Audit Committee—Mr. Yowan and Mr. Adams—are qualified as audit committee financial experts, as that term is defined under the rules promulgated by the SEC. During 2016, none of the Audit Committee members served on the audit committee of more than three public companies.

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Compensation and Personnel Committee

Pursuant to the provisions of its charter, which can be found on our website in full, the primary responsibilities of the Compensation and Personnel Committee (also referred to herein as the “Compensation Committee”) during 2016 were to: (1) approve or recommend, as appropriate, compensation, benefits and employment arrangements for Navient’s Chief Executive Officer and other executive officers who report to the CEO (collectively “Executive Management”), and independent members of the Board of Directors; (2) review and approve benefit plans, compensation plans and incentive plans applicable to Executive Management; (3) review, approve and administer all equity-based plans of the Company; (4) supervise the administration of employee benefit plans of Navient as required by law or the plan terms or as otherwise appropriate; (5) receive periodic reports regarding the Company’s compensation programs as they relate to all employees; (6) review Navient’s management development and recommend to the Board of Directors succession plans applicable to Executive Management; (7) review and consider current and developing compensation and personnel related topics as appropriate; and (8) prepare the report of the Compensation Committee for inclusion in this proxy statement, as required. The Compensation Committee, in coordination with the Audit Committee, also reviewed the report of management on the risks arising from Navient’s compensation policies and practices to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers executive officer and director compensation on an annual basis. In January or February of each year, after consultation with the independent chairman and other independent directors, as well as its independent consultant, if one has been retained, the Compensation Committee sets the compensation of the Chief Executive Officer and Executive Management. At that time, the Compensation Committee also makes a recommendation to the Board of Directors regarding director compensation. The Compensation Committee reviewed executive compensation as described in “Compensation Discussion and Analysis.” In addition, throughout the year, the Compensation Committee considers executive compensation consistent with its responsibilities, as warranted by any personnel changes.

Executive Committee

Since its creation, membership of the Executive Committee has included the committee chairs, the Chief Executive Officer and the chairman. Under its charter, the Executive Committee has authority to act on behalf of the Board of Directors when the full Board of Directors is not available, assists the Board of Directors in fulfilling its oversight responsibilities with regard to establishing risk tolerances and parameters for Navient, and oversees the allocation of risk oversight responsibilities among Board committees.

Finance and Operations Committee

During 2016, the Finance and Operations Committee assisted the Board of Directors, as required by its charter, by providing oversight with respect to: (1) material corporate finance matters, including investments, acquisitions, capital management, financing and funding strategy; (2) technology and operations; (3) marketing and product development; (4) the Company’s lending programs; and (5) the Company’s information security program and cyber-security. The Finance and Operations Committee also reviewed the financial risk profile of Navient, including capital market access, credit, interest rate and currency risks and reviewed with management steps to manage those risks.

Nominations and Governance Committee

In accordance with its charter, the Nominations and Governance Committee assisted the Board of Directors in establishing appropriate standards for the governance of Navient, the operations of the Board of Directors and the qualifications of directors during 2016. It has recommended to the Board of Directors the director nominees for the annual meeting of shareholders. The Nominations and Governance Committee also supervised the evaluation of the Board of Directors and reviewed and recommended changes to the Guidelines to the Board of Directors. In 2016, the Nominations and Governance Committee, in conjunction with the Executive Committee, also oversaw a complete review of the committee charters and the responsibilities and oversight duties of each committee. Additionally, in May of 2016, the Nominations and Governance Committee assisted in amending our Board Governance Guidelines to provide that no individual is eligible for nomination to the Board after the earlier to occur of (i) their 75th birthday or, (ii) after they have served more than 20 years on the Board.2 In accordance with the director tenure policy, we expect one incumbent non-employee director to retire from the

2 Our Board Governance Guidelines state: “…individuals will not be nominated for election to the Board after the earlier to occur of (i) their 75th birthday or, (ii) beginning with nominations for election to the Board in 2018 and each year thereafter, after they have served more than 20 years on the Board or the boards of its predecessor companies (other than board service on the government sponsored enterprise, the Student Loan Marketing Association)”.

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Board in each of 2017, and 2018 and two non-employee directors in 2020. As our longest-tenured directors retire from the Board, we will continue our director recruitment efforts to help ensure that the size of the Board and the skills of the directors may be maintained. Each of the Committees’ charters is available at www.navient.com under “Investors, Corporate Governance.” Shareholders may obtain a written copy of a committee charter by contacting the Corporate Secretary at corporatesecretary@navient.com or Navient Corporation, 123 Justison Street, Wilmington, Delaware 19801.

Compensation Consultant and Independence

During 2016, the Compensation Committee retained Pearl Meyer as its independent compensation consultant (the “Compensation Consultant”).

The Compensation Consultant reported directly to the Compensation Committee, and the Compensation Committee retained authority to replace the Compensation Consultant or hire additional consultants at any time. A representative from the Compensation Consultant participated in meetings of the Compensation Committee and met with the committee without the presence of management, as requested, and directly communicated with the Chair of the Compensation Committee between meetings. However, the Compensation Committee made all decisions regarding the compensation paid to Navient’s named executive officers.

The Compensation Consultant provided various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services included advising the Compensation Committee on the principal aspects of Navient’s executive and director compensation programs, assisting in the selection of the compensation peer group, providing market information and analysis regarding the competitiveness of our compensation program design, reviewing Navient’s executive compensation disclosures, and informing the Committee about new compensation-related regulatory and industry issues as they emerge.

During 2016, and again in 2017, the Compensation Committee considered the independence of the Compensation Consultant in light of SEC rules and Nasdaq listing standards. The Compensation Committee received a written statement of independence from the Compensation Consultant, which addressed the following factors: (1) other services provided to Navient by the Compensation Consultant; (2) fees paid by the Company as a percentage of the Compensation Consultant’s total revenues; (3) policies or procedures maintained by the Compensation Consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (5) any Navient Common Stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the Compensation Consultant or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the Compensation Consultant did not raise any conflicts of interest. For more information on the Compensation Committee and the Compensation Consultant, please see the “Compensation Discussion and Analysis” section in this proxy statement.

Compensation Committee Interlocks and Insider Participation

Ms. Mills, Ms. Lehman, Ms. Thompson3 and Messrs. Munitz and Williams were members of the Compensation and Personnel Committee at various times during fiscal year 2016. All members of the Compensation Committee were independent directors, and no member was an employee or former employee of Navient or its affiliates. During fiscal year 2016, none of Navient’s executive officers served on a compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Compensation Committee.

3 Ms. Thompson was appointed to the Compensation Committee on May 25, 2016.

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The Board of Directors’ Role in Risk Oversight

The Board of Directors and its standing committees oversee Navient’s overall strategic direction, including setting risk management philosophy, tolerance and parameters, and establishing procedures for assessing the risks of each business line, as well as the risk management practices the management team develops and utilizes. This risk management framework is reviewed periodically in light of the Company’s short- and long-term strategies and the major risks and issues facing the Company. Management escalates to the Board of Directors any significant departures from established tolerances and parameters and reviews new and emerging risks.

Navient employs a Risk Appetite Framework which defines the most significant risks impacting our business and provides a process for evaluating and quantifying such risks. Our Enterprise Risk Committee is a management-led committee that monitors approved risk limits and thresholds to ensure our businesses are operating within approved risk parameters. Through ongoing monitoring of risk exposures, management endeavors to identify potential risks and develop appropriate responses and mitigation strategies. Our Risk Appetite Framework segments Navient’s risks across nine domains: (1) credit; (2) market; (3) funding and liquidity; (4) compliance; (5) legal; (6) operational; (7) reputational/political; (8) governance; and (9) strategy. Management escalates to the Board of Directors any significant departures from established tolerances and parameters and reviews new and emerging risks.

The Board of Directors’ Risk Oversight Structure

Cyber-Security

The Finance and Operations Committee, as part of its oversight responsibilities for cyber-security, receives regular briefings from the Company’s Chief Information Security Officer.

Risk Assessment of Compensation Policies

Navient maintains an internal Incentive Compensation Plan Committee (the “ICP Committee”) that conducts an annual risk review and assessment of all the various incentive compensation plans covering our employees—including plans that cover our NEOs—to ensure that our employees are not incented to take inappropriate risks which could impact our financial position and controls, reputation and operations. Our Chief Risk & Compliance Officer, Chief Legal Officer, Chief

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Audit Officer and Chief Human Resources Officer serve on the ICP Committee, along with senior business leaders. The ICP Committee presented its annual findings to a joint session of the Compensation Committee and the Audit Committee in early 2017, and the Compensation Committee determined that the Company’s incentive compensation programs do not encourage or create unnecessary risk-taking, and that the risks arising from the programs are not reasonably likely to have a material adverse effect on the Company. The ICP Committee will continue to monitor our incentive compensation plans, as well as the plan governance structure put in place to mitigate risks associated with the plans, to ensure that our incentive compensation practices properly incent our employees and reflect industry best practices.

Nominations Process

The Nominations and Governance Committee considers director candidates recommended by shareholders and also receives suggestions for candidates from Board members or third parties. The Nominations and Governance Committee may also engage third-party search firms to assist in identifying director candidates.

Candidates are evaluated based on the needs of the Board of Directors and Navient at that time, given the then-current mix of Board members, their individual skills and experiences, and the Nominations and Governance Committee’s desire to bring additional skills or experiences to the Board. While Navient does not have a formal Board diversity policy, the Board of Directors seeks representation that reflects gender, ethnic, age and geographic diversity as reflected in the Guidelines. The Nominations and Governance Committee, through its charter, is charged with reviewing the composition, skills and diversity of the Board of Directors, and as part of the process, the Nominations and Governance Committee incorporates into the Board of Directors’ annual evaluation process, the opportunity for each Board member to provide input regarding the current and desired composition of the Board of Directors and desired attributes of Board members. The minimum qualifications and attributes that the Nominations and Governance Committee believes a director nominee must possess include:

●	Knowledge of Navient’s business;

●	Proven record of accomplishment;

●	Willingness to commit the time necessary for Board of Director service;

●	Integrity and sound judgment in areas relevant to the business;

●	Willingness to represent the best interests of all shareholders and objectively appraise management performance;

●	Ability to challenge and stimulate management; and

●	Independence.

In addition, the Nominations and Governance Committee believes the Board of Directors collectively should encompass a mix of skills and expertise in the following areas:

●	Finance;

●	Accounting/audit;

●	Corporate governance;

●	Information security and cyber-security;

●	Financial services;

●	Business services and operations;

●	Capital markets;

●	Industry;

●	Consumer credit;

●	Marketing and product development;

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●	Government/Regulatory; and

●	Legal.

The Nominations and Governance Committee considers and evaluates candidates recommended by shareholders in the same manner that it considers and evaluates all other director candidates. In March of 2017, the Nominations and Governance Committee recommended the appointment of David L. Yowan to the Board of Directors to fill a vacancy. The Board of Directors approved the appointment of Mr. Yowan to the Board on March 30, 2017. To recommend a candidate, shareholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee at corporatesecretary@navient.com or c/o Corporate Secretary, Navient Corporation, 123 Justison Street, Wilmington, Delaware 19801. The shareholder should also include his or her contact information and a statement of his or her share ownership. A shareholder wishing to nominate a candidate must comply with the notice and other requirements described under “Shareholder Proposals for the 2018 Annual Meeting” in this proxy statement.

Director Orientation and Continuing Education

The Nominations and Governance Committee oversees the orientation of new directors and the ongoing education of the Board. As part of Navient’s director orientation program, new directors participate in one-on-one introductory meetings with Navient business and functional leaders and are given presentations by members of senior management on Navient’s strategic plans, financial statements and key issues, policies and practices. In addition, new directors receive education on their governance and fiduciary duties. Directors may enroll in director continuing education programs on corporate governance and critical issues associated with a director’s service on a public company board. Navient makes a stipend available to each director to pay all or a portion of the expenses of these programs. Our senior management meets regularly with the Board and meets annually to review with the Board the operating plan of the Company and each of our strategic business groups. The Board also periodically participates in site visits to Navient facilities.

Shareholder Engagement and Communications with the Board

Our CEO, Chief Financial Officer, and Vice President of Investor Relations, together with other members of management, meet periodically with investors to discuss Navient’s strategy and financial and business performance, and to update investors on key developments. During 2016, Navient held meetings with over 200 investors and potential investors. In addition, we routinely seek our shareholders’ views on governance and compensation matters.

Shareholders and other interested parties may submit communications to the Board of Directors, the non-management directors as a group, the Chairman or any other individual member of the Board of Directors by contacting the Chairman of the Board in writing at corporatesecretary@navient.com or c/o Corporate Secretary, Navient Corporation, 123 Justison Street, Wilmington, Delaware 19801.

In general, the Corporate Secretary forwards all such communications to the Chairman. The Chairman in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-employee directors as a group, the Corporate Secretary forwards those communications directly to those individuals.

The directors have requested that communications that do not directly relate to their duties and responsibilities as our directors be excluded from distribution. Such excluded items include “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will be screened for omission. Any omitted or deleted communications will be made available to any director upon request.

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Policy on Political Contributions, Disclosure and Oversight

We did not make any political contributions using corporate funds in 2016, and we have no intention of making such political contributions in 2017. The Company’s Government Relations Department is responsible for the development and implementation of policies pertaining to the Company’s political activities. It reports annually to the Nominations and Governance Committee of the Board on major lobbying priorities and principles. The Department also provides the Committee with a report on any payments made to trade associations, political expenditures, contributions made to other tax-exempt political organizations, as well as contributions by the Company’s Political Action Committee. In addition to the Government Relations Department, Navient maintains numerous compliance processes structured to ensure that the Company and its employees conduct all their activities in accordance with our Code of Business Conduct and with all relevant laws governing political contributions and lobbying activities.

In 2016, we significantly expanded our disclosure of political activity and contributions through the publication of our Transparency in Policy Engagement and Political Participation Report. The Report provides an overview of the Company’s legislative and political priorities and also provides details pertaining to Navient’s contributions to members of Congress, trade associations, 527 political organizations and other political organizations. The Nominations and Governance Committee has instructed the Company to update the report on a semi-annual basis. The current Report is available on the Company’s website at https://www.navient.com/about/who-we-are/transparency/.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.navient.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website. There were no such amendments or waivers during 2016.

Policy on Review and Approval of Transactions with Related Parties

The Company has adopted a Policy on Related Party Transactions to ensure that all Interested Transactions with Related Parties, as those terms are defined in the policy, will be at arm’s length and on terms generally available to an unaffiliated third-party under the same or similar circumstances. The policy states that, except for the limited exceptions specifically stated in the policy, Interested Transactions with Related Parties that will exceed $120,000 in any calendar year must be reviewed by the Audit Committee and receive approval of the Board of Directors prior to the Corporation entering into the Interested Transaction. A copy of the policy is available on the Company’s Corporate Governance website at https://www.navient.com/about/investors/corp_governance/.

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Director Compensation

Our director compensation program is designed to reasonably compensate our non-employee directors for work required for a company of our size, complexity and risk exposure, and to align the interests of our directors with those of our shareholders. The Compensation Committee reviews the compensation of our non-employee directors on an annual basis and makes recommendations to the Board.

In late 2015, the Compensation Committee reviewed our director compensation with the assistance of the Compensation Consultant and concluded that the existing program should remain unchanged for 2016. That review utilized Navient’s 2016 Peer Group. The Compensation Committee revisited the director compensation program in late 2016 based on the Company’s 2017 Peer Group and determined that the program should be revised for 2017. The 2016 director compensation program, as well as changes to the program for 2017, are described below.

Director Compensation Elements

The following table highlights the material elements of our 2016 director compensation program:

2016 Compensation Elements	Compensation Value
Annual Cash Retainer	$100,000
Additional Cash Retainer for Independent Chairman	50,000
Additional Cash Retainer for Audit Committee Chair	30,000
Additional Cash Retainer for Compensation and Personnel Committee Chair	25,000
Additional Cash Retainer for Other Committee Chairs	20,000
Annual Equity Award	100,000
Additional Equity Award for Independent Chairman	50,000
Meeting Fees (per meeting)	1,500
Annual Maximum	19,500

Annual cash retainers are paid shortly after each annual meeting of shareholders. Annual equity awards typically are granted in February each year in the form of restricted stock. These awards vest only upon the recipient’s election to the Board at the Company’s next following annual meeting of shareholders (or, if earlier, upon death, disability, or a change in control).

For 2016, each of our non-employee directors also was paid $1,500 for every Board or committee meeting that he or she attended, subject to an annual aggregate maximum amount of $19,500 (which equates to 13 Board or committee meetings per year). This annual maximum is measured by reference to the twelve-month period beginning on the date of the Company’s annual meeting of shareholders, which typically is held in May.

For 2017, the Board revised our director compensation program at the recommendation of the Committee to eliminate the payment of meeting fees as a separate category of compensation. Concurrently, the Board approved an increase in the annual equity award for our non-employee directors from $100,000 to $130,000, with the Board Chairman receiving an annual equity award of $195,000, to partially offset the elimination of the meeting fees component and, consistent with best practices, increase the proportion of compensation payable in equity. This is the first compensation increase for our non-employee directors since the Board was formed in connection with the 2014 spin-off from SLM Corporation. The Board also directed that annual cash retainers be paid in four equal installments beginning in May 2017.

We also reimburse each non-employee director for any out-of-pocket expenses incurred in connection with their service as a director. As described below, our non-employee directors may elect to defer all or a portion of their annual compensation under the Navient Corporation Deferred Compensation Plan for Directors.

Share Ownership Guidelines

We maintain share ownership guidelines for our non-employee directors. Under our share ownership guidelines, each director is expected, within five years of his or her initial election to the Board of Directors, to own Navient Common Stock with a value equivalent to at least four times his or her annual cash retainer (excluding any additional cash or equity retainer or meeting fees). The following shares and share units count towards the ownership guidelines: shares held in brokerage

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accounts; shares credited to deferred compensation accounts; restricted stock and restricted stock units (“RSUs”) that vest solely upon the passage of time; and vested stock options, to the extent that they are “in-the-money.”

All non-employee directors are in compliance with the share ownership guidelines as of the date of this proxy statement due to their share ownership amount or because the five-year period from their initial election has not ended.

Anti-Hedging and Pledging Policy

Navient’s Securities Trading Policy prohibits directors and officers (as defined by Rule 16a-1(f) of the Exchange Act and referred to as “Section 16 Officers”) from selling Navient stock short, holding Navient securities in a margin account, or pledging Navient securities as collateral for a loan or otherwise. Additionally, no director, Section 16 Officer or any other officer of the Company who is subject to the Company’s Stock Ownership Guidelines is permitted to enter into derivative or speculative transactions involving Navient securities (including prepaid variable forward contracts, equity swaps, collars, credit default swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Navient securities. All directors and named executive officers are in compliance with this policy as of the date of this proxy statement.

Policy on Rule 10b5-1 Trading Plans

The Company’s Securities Trading Policy governs the circumstances under which Navient directors and Section 16 Officers may enter into trading plans pursuant to Rule 10b5-1 of the securities laws. Rule 10b5-1 trading plans are pre-established trading plans for sales of our Common Stock. We believe our Rule 10b5-1 policy is effective in ensuring compliance with legal requirements. Under the policy:

●	All Rule 10b5-1 trading plans must be pre-cleared by the Company’s Securities Trading Compliance Officer.

●	A trading plan may be entered into, modified or terminated only during an open trading window and while not in possession of material non-public information.

●	Once adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

Other Compensation

We provide non-employee directors with company-paid group life insurance, accidental death and disability and business travel accident insurance. We also provide current non-employee directors the opportunity to participate in the Company’s medical and dental plans. If a director elects to participate, the director pays the full cost of medical and dental coverage (which for an employee is normally shared by the Company and the employee). After retirement from the Board, a former non-employee director may continue medical coverage for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act (COBRA) at his/her own expense. The Independent Chairman is also entitled to reimbursement for office and transportation expenses commensurate with the amount of time he allocates to Board service.

Deferred Compensation Plan for Directors

Navient sponsors a deferred compensation plan for its non-employee directors. Under the Navient Corporation Deferred Compensation Plan for Directors (“Director Deferred Compensation Plan”), our non-employee directors may elect annually to defer receipt of all or a percentage of their annual cash retainer and/or meeting fees. In addition, directors may elect to forego all or a portion of the annual equity retainer that they would otherwise receive. Provided this election is made before the beginning of the year, the director’s plan account will be credited with an equivalent amount and automatically invested in a notional Company stock fund.

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Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. The plan does not pay above-market or preferential earnings on amounts deferred. Deferrals invested in the notional Company stock fund are payable in shares of Navient Common Stock. All other deferrals are payable in cash (in a single lump sum or in installments at the election of the director) upon termination of the director’s service on the Board (except for hardship withdrawals in limited circumstances). As noted below, Ms. Escobedo Cabral, Mr. Diefenderfer, Ms. Thompson, and Mr. Williams each elected to defer all or a portion of his/her 2016 compensation under the Director Deferred Compensation Plan.

Director Compensation Table

The tables below present information regarding the compensation and stock awards that we have paid or granted to the non-employee directors for the year ended December 31, 2016.

	Fees Earned
	or Paid	Stock	All Other
	in Cash(1)	Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)
John K. Adams, Jr.	139,500	99,997	48	239,545
Ann Torre Bates(4)	129,000	99,997	32	229,029
Anna Escobedo Cabral(5)	119,500	100,000	48	219,548
William M. Diefenderfer, III(6)	163,500	150,000	48	313,548
Diane Suitt Gilleland	119,500	99,997	48	219,545
Katherine A. Lehman	116,500	99,997	48	216,545
Linda A. Mills	144,500	99,997	48	244,545
Barry A. Munitz	136,500	99,997	48	236,545
Steven L. Shapiro(7)	0	99,997	0	99,997
Jane J. Thompson(8)	116,500	100,000	48	216,548
Laura S. Unger	146,500	99,997	48	246,545
Barry L. Williams(9)	116,500	100,000	48	216,548

(1)	This table includes all fees earned or paid in fiscal year 2016. Unless timely deferred, 2016 annual cash retainers were paid shortly after the Company’s 2016 annual meeting of shareholders. The annual limitation on aggregate meeting fees noted in the text above is measured by reference to the twelve-month period beginning on the date of the Company’s annual meeting of shareholders rather than the Company’s fiscal year. Therefore, depending on the particular date when a director joins our Board or the timing of our meetings during the year, a director may receive more than $19,500 in meeting fees in a calendar year.

(2)	The grant date fair market value for each share of restricted stock granted in 2016 to directors is based on the closing market price of the Company’s Common Stock on the grant date. Additional details on accounting for stock-based compensation can be found in “Note 2–Significant Accounting Policies” and “Note 11–Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K. Grant date fair values are rounded down to the nearest whole share to avoid the issuance of fractional shares. As noted in the footnotes below, certain directors timely elected to forego their 2016 annual equity retainer and instead received an equivalent credit under the Director Deferred Compensation Plan that was automatically invested in a notional Company stock fund.

(3)	All Other Compensation is set forth in the table below:

	Life
	Insurance
	Premiums(A)	Total
Name	($)	($)
John K. Adams, Jr	48	48
Ann Torre Bates	32	32
Anna Escobedo Cabral	48	48
William M. Diefenderfer III	48	48
Diane Suitt Gilleland	48	48
Katherine A. Lehman	48	48
Linda A. Mills	48	48

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	Life
	Insurance
	Premiums(A)	Total
Name	($)	($)
Barry A. Munitz	48	48
Steven L. Shapiro	0	0
Jane J. Thompson	48	48
Laura S. Unger	48	48
Barry L. Williams	48	48

(A)	The amount reported is the annual premium paid by Navient to provide a life insurance benefit of up to $100,000.

(4)	Ms. Bates resigned from the Board effective August 16, 2016.

(5)	Ms. Escobedo Cabral timely elected to forego her 2016 annual equity retainer and instead received an equivalent credit under the Director Deferred Compensation Plan that was automatically invested in a notional Company stock fund.

(6)	Mr. Diefenderfer timely elected to forego his 2016 annual equity retainer and instead received an equivalent credit under the Director Deferred Compensation Plan that was automatically invested in a notional Company stock fund.

(7)	Mr. Shapiro retired from the Board on May 26, 2016, and he forfeited the stock award reflected in the table above which he had received earlier in the year.

(8)	Ms. Thompson timely elected to forego her 2016 annual equity retainer and instead received an equivalent credit under the Director Deferred Compensation Plan that was automatically invested in a notional Company stock fund.

(9)	Mr. Williams timely elected to forego his 2016 annual equity retainer and instead received an equivalent credit under the Director Deferred Compensation Plan that was automatically invested in a notional Company stock fund. He also elected to defer his annual meeting fees under the Director Deferred Compensation Plan.

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Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

Navient’s independent registered public accounting firm, KPMG LLP (“KPMG”), is selected by the Audit Committee. On February 23, 2017, the Audit Committee engaged KPMG as Navient’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of KPMG are expected to be present at the Annual Meeting and they will have the opportunity to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

This proposal is put before the shareholders because the Board of Directors believes it is a good corporate governance practice to ask shareholders to ratify the selection of the independent registered public accounting firm.

For ratification, this proposal requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote, and voting affirmatively or negatively at the Annual Meeting. Accordingly, shares that are not voted affirmatively or negatively with respect to this proposal, including abstentions and broker non-votes, will not be relevant to the outcome. If the appointment of KPMG is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of Navient’s independent registered public accounting firm is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2017 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS NAVIENT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

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Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firms for 2016 and 2015

Aggregate fees billed for services performed for Navient by its independent accountant, KPMG, for the fiscal years ended December 31, 2016 and 2015, are set forth below.

	2016	2015
Audit Fees	$3,451,165	$3,043,614
Audit-Related Fees	2,006,475	1,908,014
Tax Fees*	738,358	796,252
All Other Fees	—	45,823
Total	$6,195,998	$5,793,702

*	Tax fees for 2016 do not include certain amounts paid by Navient to SLM Corporation (“SLM”) pursuant to a Tax Sharing Agreement dated April 28, 2014 between Navient and SLM, which required Navient to reimburse SLM for certain payments paid to KPMG on Navient’s behalf. In 2016, Navient reimbursed SLM $534,342 for such payments. Additional information concerning the Tax Sharing Agreement and other agreements between SLM and Navient can be found in this proxy statement under the heading “Certain Relationships and Transactions”.

Audit Fees. Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of Navient and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, and attest services that are not required by statute or regulation.

Tax Fees. Tax fees include fees for federal and state tax compliance, and tax consultation services.

Pre-approval Policies and Procedures

The Audit Committee has a policy that addresses the approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Chair of the Audit Committee must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by KPMG during 2016. Reporting is provided to the Audit Committee regarding services that the Chair of the Audit Committee pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of all services by KPMG. No services provided by our independent registered public accounting firm were approved by the Audit Committee pursuant to the “de minimis” exception to the pre-approval requirement set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

2017 Proxy Statement	34

Report of the Audit Committee

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Audit Committee is responsible for monitoring our financial reporting processes and system of internal controls, supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee meets, on a regular basis, with our internal auditors and our independent auditors to review the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and our quarterly reports on Form 10-Q prior to their being filed with the SEC. It also meets with management and our independent auditors to review and discuss our quarterly earnings prior to their release.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm. While the Audit Committee and the Board monitor the Company’s financial record-keeping and controls, management is ultimately responsible for the Company’s financial reporting process, including its system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of the Company’s financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and Navient’s independent registered accounting firm, KPMG LLP, the Company’s audited financial statements as of and for the year ended December 31, 2016. The Audit Committee also discussed with KPMG LLP the matters under Public Company Accounting Oversight Board (“PCAOB”) standards, including among other things, matters related to the conduct of the audit of our financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee

Laura S. Unger, Chair
John K. Adams, Jr.
Anna Escobedo Cabral
Diane Suitt Gilleland
David L. Yowan

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Ownership of Common Stock

The following table provides information, as of February 28, 2017, about each shareholder known to Navient to beneficially own more than five percent of the outstanding shares of our Common Stock, based solely on the information filed by each such shareholder on Schedules 13D or 13G with the SEC on the dates indicated in the footnotes to this table (percentages are calculated assuming continuous beneficial ownership at February 28, 2017).

Name and Address of Beneficial Owner	Shares	Percent

The Vanguard Group, Inc.(1)	37,688,033	12.95%
100 Vanguard Blvd.
Malvern, PA 19355

Barrow, Hanley, Mewhinney & Strauss, LLC(2)	32,007,568	11.00%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761

Boston Partners(3)	28,171,325	9.68%
One Beacon Street 30th Floor
Boston, MA 02108

BlackRock Inc.(4)	21,449,552	7.37%
40 East 52nd Street
New York, NY 10022

State Street Corporation(5)	16,155,673	5.54%
One Lincoln Street
Boston, MA 02111

(1)	This information is based on the Schedule 13G/A filed with the SEC by The Vanguard Group, Inc., on February 10, 2017. The Vanguard Group, Inc., directly and through its subsidiaries, has sole power to vote or direct the voting of 493,412 shares of Common Stock, shared voting power of 71,930 shares, sole power to dispose of or direct the disposition of 37,143,388 shares of Common Stock, and shared power to dispose of or direct the disposition of 544,645 shares of Common Stock. According to this Schedule 13G/A, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 397,315 shares of Common Stock; and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 243,247 shares of Common Stock.

(2)	This information is based on the Schedule 13G filed with the SEC by Barrow, Hanley, Mewhinney & Strauss, LLC on February 9, 2017. Barrow, Hanley, Mewhinney & Strauss, LLC has sole power to vote or direct the vote for 7,574,322 shares of Common Stock, shared power to vote or to direct the vote for 24,433,246 shares of Common Stock and sole power to dispose or to direct the disposition of 32,007,568 shares of Common Stock.

(3)	This information is based solely on the Schedule 13G filed with the SEC by Boston Partners on February 10, 2017. Boston Partners has sole power to vote or direct the vote for 28,185,474 shares of Common Stock, shared power to vote or to direct the vote for 77,983 shares of Common Stock and sole power to dispose or to direct the disposition of 28,171,325 shares of Common Stock.

(4)	This information is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 27, 2016. BlackRock, Inc. has sole power to vote or direct the voting of 18,733,984 shares of Common Stock and has sole power to dispose of or direct the disposition of for 21,449,552 shares of Common Stock.

(5)	This information is based on the Schedule 13G filed with the SEC by State Street Corporation on February 7, 2017. State Street Corporation has shared power to vote or direct the vote for 16,155,673 shares of Common Stock and shared power to dispose or to direct the disposition of 16,155,673 shares of Common Stock.

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Ownership of Common Stock by Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Navient’s Common Stock by: (i) our current directors and director nominees; (ii) the named executive officers listed in the Summary Compensation Table; and (iii) all of the Company’s current directors and executive officers as a group. Under SEC rules, beneficial ownership for purposes of this table takes into account stock as to which the individual has or shares voting and/or investment power as well as stock that may be acquired within 60 days (such as by exercising vested stock options). Information is provided as of February 28, 2017. The beneficial owners listed have sole voting and investment power with respect to stock beneficially owned, except as to the interests of spouses or as otherwise indicated. As of February 28, 2017, there were 289,444,035 shares of our Common Stock issued, outstanding and entitled to vote.

			Total
			Beneficial	Percent of
Director Nominees(1)	Shares(2)	Vested Options(3)	Ownership(4)	Class
John K. Adams, Jr.	26,594	—	26,594	*
Anna Escobedo Cabral(5)	26,531	—	26,531	*
William M. Diefenderfer III(6)	154,531	—	154,531	*
Diane Suitt Gilleland(7)	130,041	41,278	171,319	*
Katherine A. Lehman	29,094	—	29,094	*
Linda A. Mills(8)	30,741	—	30,741	*
Barry A. Munitz	70,220	21,523	91,743	*
Jane J. Thompson(9)	31,131	—	31,131	*
Laura S. Unger(10)	26,991	—	26,991	*
Barry Lawson Williams(11)	63,039	15,301	78,340	*

Named Executive Officers
Jack Remondi(12)	1,464,655	1,335,849	2,800,504	*
Somsak Chivavibul(13)	328,628	53,191	381,819	*
John Kane(14)	343,253	54,336	397,589	*
Jeff Whorley(15)	200,162	35,224	235,386	*
Timothy Hynes(16)	214,990	88,118	303,108	*
Directors and Officers(17) as a Group (16 Persons)	3,285,581	1,644,820	4,930,401	1.68%

*	Less than one percent.

(1)	David L. Yowan was appointed to Board after February 28, 2017, and therefore is not included in this table.

(2)	Shares of Common Stock and stock units held directly or indirectly, including deferred stock units credited to Company-sponsored retirement and deferred compensation plans. Totals for named executive officers include (i) restricted stock units (“RSUs”) that vest and are converted into shares only upon the passage of time, (ii) performance stock units (“PSUs”) that vest and are converted into shares upon the satisfaction of pre-established performance conditions, and (iii) associated dividend equivalent units (“DEUs”) issued on outstanding RSUs and PSUs. The individuals holding such RSUs, PSUs and DEUs have no voting or investment power over these units.

(3)	Shares that may be acquired within 60 days of February 28, 2017, through the exercise of stock options. All stock options are net-settled pursuant to their terms (i.e., shares are withheld upon exercise to cover the aggregate exercise price, and the net resulting shares are delivered to the option holder). Stock options therefore are shown on a “spread basis,” with out-of-the-money options shown as 0.

(4)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(5)	19,819 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(6)	53,804 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(7)	24,371 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(8)	5,050 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(9)	24,870 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

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(10)	5,050 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(11)	24,870 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(12)	Mr. Remondi’s share ownership includes 250 shares held as custodian for his child. 627,692 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Remondi has no voting or dispositive control.

(13)	Mr. Chivavibul’s share ownership includes 2,098 shares held by his spouse. 160,405 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Chivavibul has no voting or dispositive control.

(14)	225,882 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Kane has no voting or dispositive control. 1,080 shares are deferred stock units credited to a Company-sponsored deferred compensation plan account.

(15)	186,521 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Whorley has no voting or dispositive control.

(16)	148,535 of the shares reported in this column are RSUs, PSUs or DEUs over which Mr. Hynes has no voting or dispositive control.

(17)	Christian Lown joined the Company after February 28, 2017, and therefore is not included in this table.

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Executive Officers

Our executive officers are appointed annually by the Board of Directors. The following sets forth biographical information concerning Navient’s executive officers who are not directors. Biographical information for Mr. Remondi is included in Proposal 1 — Election of Directors.

Name and Age	Position and Business Experience

Christian Lown	● Chief Financial Officer, Navient — March 2017 to present
47	● Managing Director and Co-Head, Global Financial Technology Group, North America Diversified Finance, Morgan Stanley — 2006 to February 2017
● Vice President, Financial Institutions Group — UBS AG — 2003 to 2006
● Associate, Financial Institutions Group, Credit Suisse First Boston — 2001 to 2003

John Kane	● Group President, Asset Recovery and Business Services, Navient — June 2015 to present
48	● Chief Operating Officer, Navient — April 2014 to June 2015
● Senior Vice President — Enterprise Project Management, SLM Corporation — March 2013 to April 2014
● Senior Vice President — Credit, SLM Corporation — August 2011 to March 2013
● Senior Vice President — Collections, SLM Corporation — 2008 to 2011
● Senior Vice President — Consumer Credit Operations, MBNA/Bank of America — 1990 to 2008

Jeff Whorley	● Group President, Asset Management and Servicing, Navient — June 2015 to present
55	● Founder & Chief Executive Officer, Core Principal, Inc. — 2013 to June 2015
● President, Student Aid Services, Inc. — 2009 to 2012
● Executive Vice President, Debt Management Services, SLM Corporation — 2003 to 2007

Somsak Chivavibul	● Chief Decision Management Officer, Navient — March 2017 to present
50	● Chief Financial Officer, Navient — April 2014 to March 2017
● Senior Vice President — Financial Planning & Analysis, SLM Corporation — May 2007 to April 2014
● Vice President — Financial Planning & Analysis, SLM Corporation — 2003 to 2007
● Managing Director — Financial Planning & Analysis, SLM Corporation — 1997 to 2003
● Treasurer, Student Loan Marketing Association — 1997 to 2003

Mark L. Heleen	● Chief Legal Officer and Corporate Secretary, Navient — February 2015 to present
54	● Senior Vice President and Senior Deputy General Counsel, Navient — June 2014 to February 2015
● Senior Attorney, Cadwalader Wickersham & Taft LLP — August 2013 to June 2014
● Independent Consultant — January 2011 to August 2013
● Executive Vice President and General Counsel, SLM Corporation — February 2009 to December 2010
● Various roles with the Office of the General Counsel, SLM Corporation — July 1988 to February 2009

Timothy Hynes	● Chief Risk & Compliance Officer, Navient — April 2014 to present
47	● Senior Vice President — Collections, SLM Corporation — October 2011 to April 2014
● Senior Vice President — Credit, SLM Corporation — May 2008 to October 2011
● Senior Vice President — Consumer Lending, Bank of America Card Services — 1993 to 2008

2017 Proxy Statement	39

Proposal 3 — Advisory Vote on Executive Compensation

Navient is asking shareholders to approve an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. Navient urges shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how the Company’s executive compensation policies and procedures operate and are designed, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation paid to our named executive officers (“NEOs”).

This proposal gives you, as a shareholder, the opportunity to express your views on our NEOs’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to and objectives of the compensation paid to our NEOs as described in this proxy statement. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Navient is asking shareholders to approve the following advisory resolution at the Annual Meeting:

“Resolved, that Navient’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

The Company conducted a similar advisory vote at our last annual meeting of shareholders. At that time, shareholders expressed support for the 2015 compensation of our NEOs, with approximately 97.7% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve the 2015 compensation of our NEOs.

The Board of Directors believes that the Company’s 2016 executive compensation program strongly aligns pay to actual performance. Navient’s performance in 2016 improved significantly over 2015 on a number of difference fronts, and that performance is directly reflected in the compensation paid to our NEOs for 2016. The Company’s 2016 financial performance resulted in above-target incentive payments under our annual incentive plan. Specifically, each of our NEOs received 111.1% of the target annual incentive due to the Company’s financial performance during 2016. Additionally, the value of outstanding equity awards granted to our NEOs in early 2016 increased due to an increase in the value of our Common Stock. Stock options granted to our NEOs in February 2016 with an exercise price of $9.18 were in-the-money at the end of 2016, and Restricted Stock Units granted on the same date similarly increased in value. Shareholders are encouraged to read the “Compensation Discussion and Analysis” section, which describes Navient’s executive compensation program in detail, including how it is designed to achieve the Company’s compensation objectives and how the Company’s performance in 2016 was reflected in the compensation of our NEOs.

This proposal to approve the resolution regarding the compensation paid to Navient’s NEOs requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote, and voting affirmatively or negatively at the Annual Meeting. Accordingly, shares that are not voted affirmatively or negatively with respect to this proposal, including abstentions and broker non-votes, will not be relevant to the outcome.

As an advisory vote, the “say-on-pay” resolution is not binding on Navient. The Board of Directors, however, values the opinions of our shareholders as expressed through their votes and other communications. Accordingly, the Board of Directors as well as the Compensation Committee will review and consider the results of the “say-on-pay” vote, the opinions of our shareholders, and other relevant factors in making future decisions regarding our executive compensation program.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED COMPENSATION TABLES AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

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Executive Compensation

Compensation and Personnel Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this proxy statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Compensation and Personnel Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management, and based on its review and discussions with management, the Compensation and Personnel Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this proxy statement.

Compensation and Personnel Committee

Linda A. Mills, Chair
Katherine A. Lehman
Barry A. Munitz
Jane J. Thompson
Barry L. Williams

2017 Proxy Statement	41

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation guiding principles, the elements of our executive compensation program, the factors that were considered in making compensation decisions for our “named executive officers” or “NEOs” in 2016, and how we have modified our programs to meet Navient’s needs in the future.

Navient’s Compensation and Personnel Committee (the “Compensation Committee” or simply the “Committee”) is responsible for establishing our executive compensation program, including the program’s underlying philosophy, objectives and related policies. The Committee is composed of Ms. Mills (Chair), Ms. Lehman, Mr. Munitz, Ms. Thompson and Mr. Williams. Until his retirement in May 2016, Mr. Shapiro also served as a member of the Committee.

This CD&A presents information for the following Navient NEOs:

●	Jack Remondi, President and Chief Executive Officer

●	Somsak Chivavibul, Chief Financial Officer

●	John Kane, Group President, Asset Recovery and Business Services

●	Jeff Whorley, Group President, Asset Management and Servicing

●	Tim Hynes, Chief Risk & Compliance Officer

Mr. Chivavibul served as the Company’s Chief Financial Officer throughout 2016. Effective March 27, 2017, Christian Lown became the Company’s Chief Financial Officer and Mr. Chivavibul assumed a new role overseeing the Company’s decision management center.

Executive Summary

This section summarizes Navient’s performance in 2016 and the impact of that performance on the compensation paid to our NEOs.

Key Accomplishments in 2016:
Improved Earnings	Diluted adjusted EPS on a “Core Earnings” basis improved from $1.82 in 2015 to $1.89 in 2016

Successfully Managed Our Liquidity Needs

Issued $5.8 billion in FFELP loan asset-backed securities or “ABS”, $488 million in private education loan ABS and $1.3 billion in unsecured debt

Retired or repurchased $2.6 billion of senior unsecured debt

Successfully extended the legal final maturity dates for $9.8 billion in FFELP loan ABS bonds

Private Education Loan Portfolio Performance Improved Year-Over-Year	Private education loan charge-offs decreased by $146 million from 2015

Significant Loan Acquisitions	We acquired $3.7 billion in educational loans, which adds to our consistent and predictable cash flows

Shareholder Return Program	We returned $1 billion to our shareholders through dividends and share repurchases

Pay for Performance: Our annual incentive plan—known as the Management Incentive Plan—is designed to drive the type of performance we saw in 2016 by focusing on key performance metrics that align with our business objectives. For 2016, these performance metrics included (i) EPS on a “Core Earnings” basis, (ii) strategic debt financing proceeds, and

2017 Proxy Statement	42

(iii) private education loan defaults. As described in the CD&A, our 2016 performance resulted in above-target payments under the 2016 Management Incentive Plan. More specifically, each of our NEOs received 111.1% of their target annual incentive for 2016.

Our long-term incentive program is designed to drive longer-term performance and shareholder value by delivering a significant portion of NEO compensation through equity awards. As in prior years, 50% of the equity awards granted to our NEOs in 2016 were delivered in the form of performance stock units (“PSUs”) that vest based on the Company’s cumulative performance over a three-year performance period. In general, the PSUs granted in 2016 will vest based on a combination of (i) aggregate cash flows from student loans (net of secured borrowings); (ii) cumulative revenue from growth businesses; and (iii) certain strategic objectives intended to highlight a limited number of critical, non-formulaic goals that management is focusing on over the next three years.

The remaining equity awards granted to our NEOs in 2016 were delivered in the form restricted stock units (“RSUs”) and stock options. Reflecting our strong pay-for-performance culture, the value of these awards increased due to an increase in the value of our Common Stock. Stock options granted to our NEOs in February 2016 with an exercise price of $9.18 were in-the-money at the end of 2016, and RSUs granted on the same date similarly increased in value.

Navient’s Compensation Philosophy and Objectives

We provide each of our NEOs with a compensation package that is tied to performance and aligned with the interests of our shareholders. The Compensation Committee utilizes the following guiding principles to design, implement, and monitor our executive compensation program:

●	Pay for Performance. A substantial portion of the total compensation paid to our NEOs is earned based on achievement of enterprise-wide goals that impact shareholder value.

●	Align Compensation with Shareholder Interests. A significant portion of the total direct compensation provided to our NEOs is delivered in the form of equity awards, while other components of compensation are contingent on specific performance goals designed to drive shareholder value. For 2016, 86% of the total direct compensation provided to our CEO for 2016 was at-risk, including incentive awards that are dependent upon the attainment of specific performance objectives, the value of Navient’s Common Stock or both.

●	Reward Annual Performance. The annual incentive award component of our NEOs’ total compensation is designed to reward achievement of key annual goals that are aligned with the Company’s annual business plan, and conversely to be lower or zero in periods in which those key annual goals are only partially achieved or not achieved at all.

●	Reward Long-term Growth. The total compensation paid to our NEOs is heavily weighted toward long-term equity-based incentives. These awards link pay to sustained performance and shareholder value creation.

●	Retention of Top Executives. Our NEOs have base salaries and benefits that are competitive, which permit Navient to attract, motivate and retain executives who can drive and lead its success.

The compensation package we provide to our NEOs is designed to be competitive when compared to other companies with whom we compete for talent. In setting the compensation opportunity for our NEOs, we generally target the median total direct compensation provided to similarly-situated executives by our peer group companies.

We also believe that strong governance practices and policies are aligned with shareholder interests. Our policies prohibit hedging, pledging or short-sales of any Company stock held by our NEOs and provide for the clawback of compensation in certain situations. See “Other Arrangements, Policies and Practices Related to Our Executive Compensation Programs” below.

How Compensation Decisions Are Made

In establishing competitive total compensation packages for our NEOs, the Compensation Committee relies on market data to analyze the executive compensation packages offered by Navient’s peer group companies, which are described below. While the Committee generally targets the median total compensation opportunity provided by our peer group companies to similarly-situated executives, market data is only one of several factors considered in establishing the compensation

2017 Proxy Statement	43

opportunity levels of our NEOs. Past pay practices and internal employee pay equity, as well as the skills and experience that each NEO brings to Navient, are all important factors considered by the Committee. Navient’s annual strategic business plan also factors heavily in determining certain elements of total compensation, such as our Annual Incentive and Long-term Incentive Programs. These programs are described in more detail below.

Role of the Compensation Consultant. The Compensation Committee is advised by its Compensation Consultant. See “Compensation Consultant and Independence” for more information on the Compensation Consultant’s role as an independent advisor to the Compensation Committee.

Use of Peer Groups. Navient seeks to provide its senior executives with competitive compensation relative to a peer group of companies. Typically, the peer group includes companies that operate businesses similar to Navient—currently both data processing/outsourcing services companies and banking/consumer finance companies—with financial metrics roughly comparable to those of Navient. The Compensation Committee reviews the composition of the peer group annually with the assistance of the Compensation Consultant, making adjustments as needed to address changes in Navient’s business or changes in the peer group companies due to mergers or other transactions.

The peer group used to set target pay levels at the start of 2016 was unchanged from the peer group previously used for 2015 and consisted of the following companies:

2016 Navient Peer Group

	Total	Net	Net	Market
Company	Assets(1)	Income(2)	Revenues(2),(3)	Cap(1)
Alliance Data Systems Corp.	25,514	516	7,138	13,198
Comerica, Inc.	72,978	477	2,600	11,733
Commerce Bancshares, Inc.	25,641	275	1,118	5,863
Discover Financial Services, Inc.	92,308	2,393	7,240	28,432
Euronet Worldwide Inc.	2,713	174	1,959	3,781
Fifth Third Bancorp	142,177	1,564	5,810	20,343
Fiserv Inc.	9,743	930	5,505	23,069
Global Payments, Inc.(4)	10,664	214	3,776	10,668
KeyCorp	136,453	791	4,727	19,745
M&T Bank Corp	123,449	1,315	5,106	24,254
Nationstar Mortgage Holdings, Inc.	19,593	19	1,250	1,761
Paychex, Inc.(4)	6,441	757	2,952	21,846
Santander Consumer USA Holdings Inc.	38,539	766	3,300	4,838
Total Systems Services Inc.	6,366	320	4,170	9,013
Vantiv, Inc.	7,044	213	3,579	9,604
Western Union Co.	9,420	253	5,423	10,531

25th Percentile	8,826	243	2,864	8,225
Median	22,554	496	3,973	11,200
75th Percentile	77,811	826	5,443	20,719

Navient Corporation	121,136	681	2,094	4,980
Rank	4 of 17	8 of 17	14 of 17	14 of 17
Percentile	86	57	14	14

(1)	Total assets and market capitalization as of each company’s most-recent fiscal year end.

(2)	Financial results (in millions in accordance with GAAP) for each company’s most-recently-ended fiscal year, as reflected in each company’s Annual Report on Form 10-K filed with the SEC. Except as otherwise noted below, each company’s most-recent fiscal year ended December 31, 2016.

(3)	Reflects gross revenues for the following data processing/outsourced services companies: Alliance Data Systems Corp.; Euronet Worldwide Inc.; Fiserv Inc.; Global Payments, Inc.; Paychex, Inc.; Total Systems Services Inc.; Vantiv, Inc.; and Western Union Co. Net revenues for Navient and the following banking/consumer finance companies includes net interest income plus non-interest income, excluding provision for loan losses: Comerica, Inc.; Commerce Bancshares, Inc.; Discover Financial Services, Inc.; Fifth Third Bancorp; KeyCorp; M&T Bank Corp; Nationstar Mortgage Holdings, Inc.; and Santander Consumer USA Holdings Inc.

(4)	The most recent fiscal year for Global Payments, Inc. and Paychex, Inc. ended May 31, 2016. Market capitalization for each of these companies reflects common shares outstanding at November 30, 2016, multiplied by the per share closing price of the company’s Common Stock on December 31, 2016.

In May 2016, based on the Compensation Committee’s review, the peer group was changed to better highlight Navient’s three “best fit” core competency categories: customer account management, asset and risk management, and high volume operations. Peer companies were selected in each of these categories, with asset sizes similar to Navient. The current peer group, which the Committee used to set target pay levels at the start of 2017, consists of the following companies:

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2017 Navient Peer Group

	Total	Net	Net	Market
Company	Assets(1)	Income(2)	Revenues(2),(3)	Cap(1)
Customer Account Management
Alliance Data Systems Corp.	25,514	516	7,138	13,198
Automatic Data Processing, Inc.	43,670	1,493	11,668	46,372
DST Systems Inc.	2,772	427	1,557	3,428
Total System Services, Inc.	6,366	320	4,170	9,013
The Western Union Company	9,420	253	5,423	10,531

Asset and Risk Management
The Charles Schwab Corporation	223,383	1,889	7,462	52,324
Comerica Incorporated	72,978	477	2,600	11,733
Fifth Third Bancorp	142,177	1,564	5,810	20,343
Lincoln National Corporation	261,627	1,192	13,330	15,147
Voya Financial, Inc.	214,235	(428)	10,782	7,633

High Volume Operations
Discover Financial Services	92,308	2,393	7,240	28,432
Fiserv, Inc.	9,743	930	5,505	23,069
Global Payments Inc.	10,664	214	3,776	10,668
Paychex, Inc.(4)	6,441	757	2,952	21,846
Vantiv, Inc.	7,044	213	3,579	9,604

25th Percentile	8,232	286	3,678	10,068
Median	25,514	516	5,505	13,198
75th Percentile	117,243	1,342	7,351	22,458

Navient Corporation	121,136	681	2,094	121,136
Rank	5 of 16	8 of 16	15 of 16	5 of 16
Percentile	75	54	3	2

(1)	Total assets and market capitalization as of each company’s most-recent fiscal year end except for Automatic Data Processing, Inc. and Paychex, Inc. Please see footnote (4) for more information.

(2)	Financial results (in millions in accordance with GAAP) for each company’s most-recently-ended fiscal year, as reflected in each company’s Annual Report on Form 10-K filed with the SEC. Except as otherwise noted below, each company’s most-recent fiscal year ended December 31, 2016.

(3)	Reflects gross revenues for the following companies: Alliance Data Systems Corporation; Automatic Data Processing, Inc.; DST Systems, Inc.; Total System Services, Inc.; The Western Union Company; Lincoln National Corporation; Voya Financial, Inc.; Fiserv, Inc.; Global Payments Inc.; Paychex, Inc.; and Vantiv, Inc. Reflects net revenues including net interest income plus non-interest income, excluding provision for loan losses for Navient and the following banking/consumer finance companies: The Charles Schwab Corporation; Comerica, Incorporated; Fifth Third Bancorp; and Discover Financial Services.

(4)	The most recent fiscal year ended June 30, 2016 for Automatic Data Processing, Inc. and ended May 31, 2016 for Paychex Inc. Market capitalization for these companies reflects common shares outstanding at November 30, 2016, multiplied by the per share closing price of the company’s Common Stock on December 31, 2016.

The new peer group consists of 15 companies, 10 of which were also in the former peer group as indicated above. The following companies were removed from the 2016 peer group: Euronet Worldwide, Inc.; Commerce Bancshares, Inc.; KeyCorp.; M&T Bank Corporation; Nationstar Mortgage Holdings, Inc.; and Santander Consumer USA Holdings Inc.

Consideration of Say-on-Pay Vote Results. At our most recent annual meeting of shareholders, held on May 26, 2016, the Company conducted an advisory vote to approve its executive compensation for the fiscal year ended December 31, 2015. Shareholders expressed support for the compensation of our NEOs, with approximately 97.7% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve our 2015 executive compensation. The Committee took into account the results of this advisory vote when making compensation decisions for 2016.

In 2015, the Company conducted an advisory vote on the frequency of future advisory votes to approve its executive compensation. Our shareholders indicated their preference for future advisory votes to be held annually. Consistent with the shareholders’ vote on this matter, the Board adopted a policy providing for annual advisory votes to approve the Company’s executive compensation.

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2016 Executive Compensation Program

Primary Elements of Compensation. The compensation program for our NEOs consists of three primary elements:

Compensation Element	Objective	Type of Compensation
Base Salary	To provide a base level of cash compensation consistent with the executive’s level of responsibility.	Fixed cash compensation. Reviewed annually and adjusted as appropriate.

Annual Incentives	To encourage and reward our NEOs for achieving annual corporate performance goals.	Variable compensation. Performance-based. Payable in cash.

Long-term Incentives	To motivate and retain senior executives by aligning their interests with those of shareholders through sustained performance and growth.	Multi-year variable compensation. Generally payable in performance stock units (“PSUs”) and/or restricted stock units (“RSUs”), in addition to stock options. PSUs are subject to performance vesting based on cumulative performance over a three-year performance period, with each award being settled in stock at the end of the performance period to the extent that goals are met. RSUs and stock options are subject to time-based vesting, with each award vesting in 1/3 increments over a three-year period. For 2016, total long-term incentive value was provided 50% in PSUs, 30% in RSUs, and 20% in stock options.

The Compensation Committee makes decisions regarding each primary element of compensation described above. Because our focus is on performance, the Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior service with the Company as a significant factor in making compensation decisions.

In addition to the three primary compensation elements discussed above, our NEOs have an opportunity to participate in the Navient Deferred Compensation Plan for retirement planning purposes. The Deferred Compensation Plan offers a variety of investment choices, none of which represents an “above-market return.” We also provide our NEOs with the same standard health, welfare and retirement benefits provided to our employees, as well as limited perquisites. Each of our NEOs also participates in severance plans for our senior executives.

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Total Direct Compensation Mix. These primary compensation elements—Base Salary, Annual Incentives and Long-term Incentives—together form Total Direct Compensation for each of our NEOs.

Consistent with Navient’s pay-for-performance culture, a substantial portion of the 2016 Total Direct Compensation of our NEOs was at-risk and dependent upon the attainment of specific performance objectives, as well as the value of Navient’s Common Stock. The charts below provide the at-risk percentages of the 2016 Total Direct Compensation of our NEOs and the percentage of their compensation that is at-risk, with Annual Incentives and PSUs shown at target levels of performance.

Base Salary. The Compensation Committee reviews base salary levels for the NEOs on an annual basis, but may make changes less frequently. Based on its review of Mr. Remondi’s performance in 2015, as well as a market analysis of the 2016 Navient peer group, the Compensation Committee (in consultation with the other independent members of the Board) determined that Mr. Remondi’s base salary should remain unchanged at $1,000,000.

The 2016 base salaries of Messrs. Chivavibul, Kane, Whorley and Hynes were established by the Compensation Committee, taking into account recommendations made by Mr. Remondi, as well as a review of benchmarking data from the 2016 Navient peer group. In each case, the Committee reached its final determinations in consultation with the Compensation Consultant.

Although we generally target the median total direct compensation provided to similarly-situated executives by our peer group of companies, the Compensation Committee determined in 2014 that the base salaries of Messrs. Chivavibul, Kane, and Hynes should be established conservatively and lower than median to reflect each executive’s relative newness to his role. The Committee made this determination in 2014 with the expectation that the base salary of each executive would be adjusted in future years commensurate with market conditions and the executive’s performance and experience. Based on their performance, the Committee determined that an increase in base salary was warranted for Messrs. Chivavibul, Kane, and Hynes in 2015. Even with this increase, the 2015 base salaries for Messrs. Chivavibul, Kane, and Hynes remained below the median base salaries provided to similarly-situated executives by our peer group companies. The base salaries for Messrs. Chivavibul, Kane and Hynes remained unchanged for 2016.

The following chart lists the base salary for each of our NEOs as of December 31, 2014; December 31, 2015; and December 31, 2016, respectively.

	2014 Base	2015 Base	2016 Base
Navient NEOs	Salary	Salary	Salary
Mr. Remondi	$1,000,000	$1,000,000	$1,000,000
Mr. Chivavibul	350,000	380,000	380,000
Mr. Kane	400,000	450,000	450,000
Mr. Whorley*	—	—	450,000
Mr. Hynes	325,000	370,000	370,000

* Mr. Whorley joined the Company in June 2015 and was not a Named Executive Officer of the Company during 2015.

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Annual Incentive Awards: The 2016 Management Incentive Plan. As part of Navient’s annual strategic planning process, management developed an operating plan for the Company’s 2016 fiscal year. The Compensation Committee and management then discussed specific corporate performance goals for Navient to be set forth in a 2016 annual incentive program—known as the Management Incentive Plan (“MIP”)—with the express purpose of focusing executives on achieving the operating plan. As detailed below, the 2016 MIP approved by the Committee incorporates a number of important design changes relative to Navient’s 2015 MIP in order to drive strategic growth and maximize shareholder return.

For 2016, the Committee decided to focus on “Core Earnings” per share4 as a key financial metric, which incorporates performance relative to capital management and is aligned with the focus of investors. The Committee also introduced a new metric in 2016 for strategic debt financing proceeds in line with the Company’s 2016 operating plan. This new metric, which was specific to 2016, was intended to focus management on new financing needed to meet the Company’s liquidity requirements, including various growth initiatives. To stress the importance of strategic growth, the Committee replaced the “strategic grow modifier” in the 2015 MIP with specific revenue goals for those businesses that the Company has targeted for growth.

Two other financial metrics were carried forward from the 2015 MIP—gross defaults and fee income. Gross loan defaults is a key metric used by our investors and others to measure the performance of our loan portfolios. Incorporating this metric into our annual incentive plan helps drive our efforts to minimize loan defaults, which helps our investors as well as our student loan customers. Fee income emphasizes the continuing importance of our fee-based businesses, which generate income through loan servicing, asset recovery and other business processing activities.

In addition to establishing a performance target for each of the performance metrics referenced above, the Committee assigned a weight to each metric and established a scale of “payout factors” to assess the Company’s performance relative to target. As noted in the chart below, these payout factors range from 50% based on a threshold level of performance, to 150% based on a maximum level of performance, with performance below threshold resulting in a payout factor of 0%. The chart below sets forth these payout factors:

		Below Performance	Performance	Performance	Performance
2016		Threshold	Threshold	Target	Maximum
Performance Metric	Weight	(Payout Factor = 0%)	(Payout Factor = 50%)	(Payout Factor = 100%)	(Payout Factor = 150%)
Earnings Per Share on a “Core Earnings” Basis(1)	40%	<$1.45	$1.45	$1.85	>= $2.08
Strategic Debt Financing Proceeds (millions)(2)	20%	<$500	$500	$750	>= $1,000
Fee Income (millions)	10%	<$650	$650	$710	>= $760
Private Education Loan Gross Defaults (millions)	15%	>$725	$725	$687	<= $650
Revenue from Growth Business(3)	15%	<$150	$150	$170	>= $195

(1)	Excludes any regulatory remediation charges.

(2)	Reflects incremental cash raised from unsecured debt issuances, financing of unencumbered private education loans, financing of trust overcollateralization and other new sources of liquidity. Excludes financing of unencumbered FFELP loans and other readily-available sources of liquidity.

(3)	Revenue from non-federal-loan-related businesses.

For each metric, the Committee established a payout curve for performance between threshold-target and target-maximum.

4 “Core Earnings” per Share is a non-GAAP financial measure that does not represent a comprehensive basis of accounting. For more information on the definition of Core Earnings and for a reconciliation of non-GAAP financial measures with GAAP results, please refer to the discussion included in Item 7 of our 2016 Annual Report filed on Form 10-K on February 24, 2017, or refer to the Investor Relations section of our website located at http://www.navient.com/about/investors/.

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The chart below sets forth (i) each performance metric, (ii) the performance target approved by the Compensation Committee for each metric, (iii) the 2016 actual performance of the Company for each metric, (iv) the payout factor for each metric based on the Company’s level of achievement relative to target, (v) the relative weighting of each performance metric, and (vi) the performance score attributable to each metric, as well as the overall performance score.

2016 Performance Metric	Performance Target	2016 Actual Performance	Payout Factor	Weighting	Performance Score
(i)	(ii)	(iii)	(iv)	(v)	(vi)
Earnings Per Share on a “Core Earnings” Basis	$1.85	$1.86	102.2%	40%	40.9%
Strategic Debt Financing Proceeds (millions)	$750	$1,306	150.0%	20%	30.0%
Fee Income (millions)	$710	$708	98.3%	10%	9.8%
Private Education Loan Gross Defaults (millions)	$687	$635	150.0%	15%	22.5%
Revenue from Growth Business	$170	$151	52.5%	15%	7.9%
Overall Performance Score					111.1%

These performance results were reviewed and certified by the Compensation Committee in January 2017. Annual incentive awards for 2016 were based solely on the overall performance score and paid in cash in February 2017. The 2016 incentive award amount for each of the NEOs under the 2016 MIP is set forth in the following table.

Navient NEOs	Target % of Base Salary	2016 Target Incentive Amount ($)	Overall Performance Score	2016 MIP Incentive Award Amount ($)
Mr. Remondi	150%	1,500,000	111.1%	1,666,500
Mr. Chivavibul	150%	570,000	111.1%	633,270
Mr. Kane	150%	675,000	111.1%	749,925
Mr. Whorley	150%	675,000	111.1%	749,925
Mr. Hynes	150%	555,000	111.1%	616,605

Long-term Incentive Program. Based upon the recommendation of the Chief Executive Officer and on a market analysis of the 2016 Navient peer group performed by the Committee’s independent consultant, the Compensation Committee approved 2016 long-term incentive awards for our NEOs in early 2016 in the following amounts: Mr. Remondi ($3,850,000); Mr. Chivavibul ($990,000); Mr. Kane ($1,320,000); Mr. Whorley ($1,320,000); and Mr. Hynes ($880,000).

These long-term incentive amounts reflect increases over 2015. With the FFELP portfolio in decline, the Committee sought to further emphasize the important long-term objectives of achieving profitable growth from other sources and stabilizing liquidity and debt, objectives that were highlighted in newly-designed PSUs. The Committee also determined that increases in long-term incentives were consistent with peer group levels and warranted by the executive team’s continued strong performance in the face of an increasingly challenging regulatory, rating agency and financial environment. Finally, in the case of Mr. Hynes, the Committee decided that a larger increase was needed to bring the value of his long-term incentives closer to the peer group median.

The 2016 long-term incentive awards were delivered as 50% in PSUs, 30% in RSUs, and 20% in stock options as follows:

Navient NEOs	Performance Stock Units(1) (#)	Restricted Stock Units(2) (#)	Stock Options(3) (#)	Total Award Value(4) ($)
Mr. Remondi	209,694	125,816	762,376	3,850,000
Mr. Chivavibul	53,921	32,352	196,039	990,000
Mr. Kane	71,895	43,137	261,386	1,320,000
Mr. Whorley	71,895	43,137	261,386	1,320,000
Mr. Hynes	47,930	28,758	174,257	880,000

(1)	This column represents the target PSUs granted to each of the NEOs on February 3, 2016, with the number of PSUs equal to 50% of the 2016 long-term incentive award amount approved by the Compensation Committee divided by the closing price of Navient Common Stock on the grant date. Each PSU is subject to performance-based vesting over a three-year performance period beginning on January 1, 2016, and ending on December 31, 2018. The vesting provisions of these PSUs are described below.

(2)	This column represents the RSUs granted to each of the NEOs on February 3, 2016, with the number of RSUs equal to 30% of the 2016 long-term incentive award amount approved by the Compensation Committee divided by the closing price of Navient Common Stock on the grant date. These RSUs are scheduled to vest in one-third increments on each of the first, second and third anniversaries of the grant date, subject to certain terms and conditions.

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(3)	This column represents the stock options granted to each of the NEOs on February 3, 2016, with the number of stock options determined using 20% of the 2016 long-term incentive award amount approved by the Compensation Committee and the Black-Scholes option value (which incorporates the closing price of Navient Common Stock on the grant date). These stock options are scheduled to vest in one-third increments on each of the first, second and third anniversaries of the grant date, subject to certain terms and conditions.

(4)	Total award value differs slightly from the grant date fair value, as reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table, as the number of units/options is rounded down to the nearest whole unit or option to avoid the issuance of fractional units or shares.

The Compensation Committee determined that PSUs should continue to have the most weight (50%) in the mix of long-term incentive vehicles to strongly align executive pay with the Company’s long-term performance. The mix of RSUs and stock options was similar to the 2015 long-term incentives, but RSUs were given slightly more weight (30%, compared to 20% in 2015) consistent with peer group practices.

The Committee modified the PSU structures for our NEOs in 2016 to better align with the Company’s objectives in 2016 and beyond for cash flow, revenue growth and achievement of strategic objectives. These PSUs vest based on performance over the three-year period from 2016 to 2018. The performance metrics, weightings and potential for PSU vesting as a percentage of the target number of PSUs are shown in the chart below:

Performance Metric	Weight		Percentage of PSUs Vesting(1)
			0%	50%	100%	150%
Net Student Loan Cash Flows (2)	50%		Less than $7.5 billion	$7.5 billion	$7.8 billion	$8.6 billion or greater
Cumulative Revenue from Growth Businesses(3)	30%		Less than $520 million	$520 million	$665 million	$775 million or greater
Strategic Objectives	20%	●	Build strong relationships with state and federal regulators
		●	Pursue opportunistic loan portfolio acquisitions
		●	Significantly reduce expenses
		●	Improve profitability of key business lines

(1)	For points between each performance level, the vesting percentages will be interpolated.

(2)	Aggregate cash flows net of secured borrowings from student loans realized for the fiscal years 2016, 2017 and 2018, including student loan cash flows realized from new acquisitions, but excluding the impact of cash flows for fiscal years beyond 2018 that are accelerated through securitizing or pledging unencumbered student loans, or through loan sales.

(3)	That portion of the Company’s aggregate revenue for fiscal years 2016-18 from non-federal-loan-related businesses.

The Compensation Committee selected each of these performance metrics with specific business objectives in mind. Aggregate cash flows from student loans (net of secured borrowings) realized for the fiscal years 2016, 2017 and 2018 represent a critical driver of shareholder value, and thus are given the most weight. Strong cash flow performance supports our shareholder dividends, share repurchases, debt repayments and strategic investments in future growth areas. Cumulative revenue from growth businesses is a measure of our success in realizing our long-range business plans and our ability to incorporate new growth businesses to balance our maturing portfolio of FFELP loans. Finally, strategic objectives are intended to highlight a limited number of critical, non-formulaic goals that management is focusing on over the next three years.

With regard to the performance targets established for each metric, the Compensation Committee believes that these targets are set at challenging levels in light of the uncertain regulatory, rating agency and financial environment the Company faces. The Committee believes that these headwinds increase the degree of difficulty management faces in achieving the long-term growth and performance goals of the Company.

Deferred Compensation. We provide our NEOs with the opportunity to defer a portion of their compensation on a tax-deferred basis under the Navient Deferred Compensation Plan (the “Deferred Compensation Plan”).

The Deferred Compensation Plan is designed to provide all of our senior employees, including our NEOs, with the opportunity to save for retirement and other personal expenses on a tax-favored basis. Each participating employee may elect to defer a portion of his or her eligible compensation under the Deferred Compensation Plan, and amounts deferred are credited to bookkeeping accounts along with Company matching contributions designed to encourage employee participation. Amounts in each participant’s account are indexed to one or more investment alternatives chosen by each participant from

2017 Proxy Statement	50

a range of market-based alternatives. The Deferred Compensation Plan does not pay above-market or preferential earnings on compensation deferred under or contributed to the plan. Additional details for our NEOs can be found below under the “Non-Qualified Deferred Compensation” table.

Health, Welfare and Retirement Benefits. Our NEOs are eligible to participate in the same broad-based employee benefit programs that we offer to our other employees, such as group health benefits and tax-qualified retirement benefits.

Perquisites. Perquisites are limited and are not a significant portion of our compensation program. Our policy is to allow limited personal use of the company’s aircraft by our NEOs. To the extent an NEO uses Navient’s private aircraft for personal travel, the NEO must reimburse Navient for the variable flight costs of such personal use. These reimbursements exceed the requirements of the Internal Revenue Code. In 2016, we did not provide relocation allowances to our NEOs. We provided transportation allowances to our CEO as described in the Summary Compensation Table.

The Compensation Committee has approved annual physicals for our senior executives, including our NEOs. We believe that executive physicals align with our wellness initiative as well as assist in mitigating risk linked to unplanned succession events. Executive physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Severance Benefits. Navient has adopted an executive severance plan and a change in control severance plan, which are described in greater detail under the heading “Arrangements with Named Executive Officers” below. We generally utilize plans (as opposed to individual agreements) to provide severance and change in control payments and benefits for several reasons. First, a “plan” approach provides us with the flexibility to change the terms of severance benefits from time to time. In addition, this approach is more transparent, both internally and externally, which eliminates the need to negotiate severance or other employment separation benefits on a case-by-case basis and assures each of the executives that his or her severance benefits are comparable to those of other executives with similar levels of responsibility and tenure.

Under the executive severance plan, our NEOs are eligible for severance payments in the event of an involuntary termination of employment without “cause.” In addition, they are eligible for “double trigger” severance payments under the change in control severance plan in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of Navient. All plan participants, including our NEOs, are entitled to certain limited “single trigger” benefits upon a change in control, including equity acceleration, only when equity awards are not honored, assumed, or replaced by a successor employer of Navient. Such equity acceleration provides NEOs with the benefit of these outstanding awards granted in prior years. They also may be able to exercise the awards and possibly participate in the change in control transaction for the consideration received.

Other Arrangements, Policies and Practices Related to Our Executive Compensation Programs

Share Ownership Guidelines. Navient has adopted share ownership guidelines applicable to its senior executives, including our NEOs. These ownership guidelines, which are expected to be achieved over a five-year period, are as follows:

●	Chief Executive Officer — Lesser of 1 million shares or $5 million in value

●	Executive Vice President — Lesser of 200,000 shares or $1 million in value

●	Senior Vice President — Lesser of 70,000 shares or $350,000 in value

The guidelines encourage continued ownership of a significant amount of Navient’s Common stock acquired through equity awards and help align the interests of our senior executives with the interests of our shareholders. A senior executive must hold Navient Common Stock acquired through equity grants until the applicable thresholds are met, and a senior executive will not be eligible to receive equity grants if he or she sells this stock (whether before or after such guidelines are met), if such sale would result in a decrease below the thresholds established by the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and PSUs; restricted stock and RSUs that vest solely upon the passage of time, on an after-tax basis, and vested stock options, to the extent that they are “in-the-money” on an after-tax basis.

All of Navient’s NEOs are in compliance with the share ownership guidelines as of the date of this proxy statement either through their stock ownership levels or due to the five-year initial period not being finished.

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Hedging/Pledging Prohibition. Navient policy prohibits directors and senior management from engaging in hedging, pledging and certain other transactions involving Navient Common Stock. See “Director Compensation” above for additional details.

Policy on Rule 10b5-1 Trading Plans. The Company has a policy governing the use by directors and executive officers of pre-established trading plans for sales of our Common Stock. See “Director Compensation” above for additional details.

Clawback. Awards made to senior officers, including our NEOs, under the Navient Corporation 2014 Omnibus Incentive Plan are subject to clawback in the event of a material misstatement of Navient’s financial results and other qualifying events.

Navient Compensation Committee Process for Approving Long-term Awards. The Compensation Committee approves long-term awards on an annual basis at a regularly scheduled committee meeting. The Committee has delegated authority to a sub-committee consisting of the Compensation Committee Chair and the CEO (the “Sub-Committee”) to approve long-term awards for new employees and promotions below the executive officer level. These awards generally are effective on the day on which the Sub-Committee approves the awards. The Compensation Committee approves any awards to newly-hired or promoted executive officers. The grant date for these awards generally is the applicable meeting date of the Committee at which the awards are approved. Under the terms of the Navient Corporation 2014 Omnibus Incentive Plan, stock options are required to be priced at the closing market price of Navient’s Common Stock on the Nasdaq on the date of grant.

Tax Deductibility of Compensation Over $1 Million. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) can potentially disallow a federal income tax deduction for compensation over $1 million paid to the chief executive officer and the three other highest-paid NEOs (excluding the chief financial officer) who were serving as of the last day of Navient’s fiscal year (“covered employees”). One exception to Section 162(m)’s disallowance of a U.S. federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to shareholder-approved plans. Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for U.S. federal income tax purposes, the Compensation Committee retains the flexibility to award compensation to the NEOs that is not deductible for U.S. federal income tax purposes.

With regard to our 2016 annual incentive program—known as the Management Incentive Plan (“MIP”)—special rules apply for executives subject to Section 162(m). The Committee established a separate performance target applicable only to these executives. This “162(m) performance target” for 2016 required that the Company achieve positive Core Net Income for the year. If this target is achieved, each executive subject to Section 162(m) becomes eligible to receive an incentive payment based on the maximum applicable award (i.e., 150%). However, the Committee retained “negative discretion” to reduce the executive’s incentive payment using the same criteria established for all other MIP participants who are not subject to Section 162(m). This approach allows the MIP to operate in the same manner for all participants, regardless of whether they are subject to Section 162(m).

The Committee also established a separate 162(m) performance target for PSUs granted in connection with our 2016 long-term incentive program. This 162(m) performance target requires that the Company achieve positive Cumulative Core Net Income for the three-year performance period. If this target is achieved, each executive subject to Section 162(m) becomes eligible for the maximum level of vesting available (i.e., 150%). However, the Committee retained “negative discretion” to reduce the level of vesting using the same criteria established for all other PSU recipients who are not subject to Section 162(m).

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Summary Compensation Table

The table below summarizes compensation paid, awarded to or earned by each of our named executive officers (“NEOs”) for the fiscal years ended December 31, 2016, December 31, 2015, and December 31, 2014.

NAME AND PRINCIPAL POSITION(1)	YEAR(2)	SALARY ($)	BONUS(3) ($)	STOCK AWARDS(4) ($)	OPTION AWARDS(4) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(5) ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(6) ($)	ALL OTHER COMPENSATION(7) ($)	TOTAL ($)
Jack Remondi	2016	1,000,000	0	3,079,980	769,999	1,666,500	—	43,431	6,559,910
President and Chief	2015	1,000,000	0	2,449,978	1,050,000	735,000	—	39,930	5,274,908
Executive Officer	2014	1,000,000	200,000	3,141,077	1,174,311	807,750	—	290,586	6,613,724

Somsak Chivavibul	2016	379,999	0	791,985	197,999	633,270	—	33,249	2,036,502
Chief Financial	2015	378,846	0	629,993	269,998	242,820	—	33,077	1,554,734
Officer	2014	330,769	60,000	782,691	253,821	282,712	—	79,720	1,789,713

John Kane	2016	449,999	0	1,055,993	263,999	749,925	—	38,249	2,558,165
Group President,	2015	448,076	0	822,483	352,499	330,750	—	38,249	1,992,057
Asset Recovery and	2014	382,692	70,000	989,762	334,606	323,100	—	82,105	2,182,265
Business Services

Jeff Whorley	2016	449,999	0	1,055,993	263,999	749,925	—	13,249	2,533,165
Group President,
Asset Management and Servicing

Tim Hynes	2016	370,000	0	703,995	175,999	616,605	—	13,249	1,879,848
Chief Risk &	2015	368,269	0	507,476	217,499	271,950	—	13,249	1,378,443
Compliance Officer	2014	316,346	30,000	618,750	203,821	218,765	—	58,315	1,445,997

(1)	Reflects the position held by each NEO as of December 31, 2016. Mr. Remondi served as President and Chief Executive Officer of the company previously known as SLM Corporation (“Former SLM”) in 2014 until the spin-off of Navient (“Spin-Off”). He became President and Chief Executive Officer of Navient in connection with the Spin-Off. Mr. Chivavibul served as Senior Vice President, Financial Planning & Analysis of Former SLM during 2014 until the Spin-Off, when he became Chief Financial Officer of Navient. Mr. Kane served as Senior Vice President, Enterprise Project Management of Former SLM in 2014. Mr. Kane became Chief Operating Officer of Navient in connection with the Spin-Off, and he assumed his current role as Group President, Asset Recovery and Business Services in June 2015. Mr. Whorley joined Navient in June 2015 as Group President, Asset Management and Servicing. He was not a NEO in either 2014 or 2015. Mr. Hynes served as Senior Vice President, Credit of Former SLM during 2014 until the Spin-Off, when he became Chief Risk & Compliance Officer of Navient.

(2)	Navient was spun-off from the company now known as SLM Corporation (“SLM”) and became an independent public company effective April 30, 2014. Prior to the Spin-Off, each of our NEOs (other than Mr. Whorley) was employed by Former SLM; therefore, the information provided for the portion of 2014 preceding the Spin-Off reflects compensation earned at Former SLM and Former SLM’s executive compensation programs, as well as the position each NEO held during that period. Accordingly, compensation decisions regarding our NEOs during that period were made by the Former SLM Compensation and Personnel Committee or its delegates.

(3)	Our NEOs did not receive any bonus payments in 2016 or 2015. The Former SLM Compensation and Personnel Committee approved a one-time cash bonus payment in 2014 for Mr. Remondi in recognition of his significant contributions toward the successful completion of the Spin-Off. Other senior executives of Former SLM, including Messrs. Chivavibul, Kane and Hynes, received similar one-time cash bonus payments.

(4)	Amounts shown are the grant date fair values of the various awards granted during 2014, 2015 and 2016 computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. Additional details on accounting for stock-based compensation can be found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K. The “Stock Awards” column also includes the value of annual incentive awards delivered in the form of fully-vested stock or fully-vested restricted stock units (“RSUs”), as described in Note 5 of this Summary Compensation Table. Performance stock units (“PSUs”) granted in 2015 and 2016 are shown at their grant date fair values for each of these years.

Equity awards granted after the April 30, 2014 effective date of the Spin-Off were delivered in shares or units of Navient Common Stock. Equity awards granted prior to April 30, 2014 were delivered in shares or units of Former SLM Common Stock. These awards were adjusted and converted into Navient and/or SLM equity awards in connection with the Spin-Off, which is described in greater detail in the table of “Outstanding Equity Awards at Fiscal Year-End” below, as well as in our Registration Statement filed on Form 10 with the SEC on April 10, 2014. Amounts shown for 2014 include the incremental fair value of these adjusted and converted awards, computed as of the adjustment/conversion date in accordance with FASB ASC Topic 718, for each of our NEOs ($7,645 for Mr. Remondi; $3,823 for Mr. Chivavibul; $1,274 for Mr. Kane; and $3,823 for Mr. Hynes).

2017 Proxy Statement	53

(5)	Annual incentive awards for 2016 and 2015 were paid to NEOs under the Navient 2016 and 2015 Management Incentive Plan in cash. Annual incentive awards for 2014 were paid to Messrs. Remondi, Chivavibul, Kane and Hynes under the Navient 2014 Management Incentive Plan, with 50 percent of each award delivered in cash and 50 percent delivered in fully-vested RSUs with transfer restrictions that lapse in one-third increments on each of the first, second and third anniversaries of the grant date. Only the cash portion of each annual incentive award is shown in this column; the portion of each annual incentive award delivered in Common Stock or RSUs is shown in the “Stock Awards” column.

(6)	Navient’s non-qualified deferred compensation plan does not provide for above-market or preferential earnings on compensation deferred under the plan.

(7)	For 2016, the components of “All Other Compensation” were as follows:

NAME	EMPLOYER CONTRIBUTIONS TO DEFINED CONTRIBUTION PLANS(A) ($)	TRANSPORTATION ALLOWANCE(B) ($)	ANNUAL PHYSICAL EXAMINATION(C) ($)	TOTAL ($)
Remondi	38,250	731	4,450	43,431
Chivavibul	33,249	—	—	33,249
Kane	38,249	—	—	38,249
Whorley	13,249	—	—	13,249
Hynes	13,249	—	—	13,249

(A)	Amounts credited to Navient’s tax-qualified defined contribution plan and non-qualified deferred compensation plan.

(B)	Automobile allowance benefit calculated based on the annual lease method.

(C)	Senior executives, including our NEOs, are eligible to receive an annual executive physical examination. Messrs. Chivavibul, Kane, Whorley and Hynes did not utilize this allowance in 2016.

For 2014, “All Other Compensation” includes the value of unvested dividend equivalent units (“DEUs”) accrued on units of unvested RSUs during 2014 for the following executives: Messrs. Remondi ($243,570), Chivavibul ($31,849), Kane ($45,111), and Hynes ($29,748).

2017 Proxy Statement	54

Grants of Plan-Based Awards

								ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3) (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(4) (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5) ($)

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

NAME	GRANT DATE	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Remondi	Management	—	1,500,000	2,250,500
	Incentive Plan
	2/3/2016				104,847	209,694	314,541				1,924,990
	2/3/2016							125,816			1,154,990
	2/3/2016								762,376	9.18	769,999
Chivavibul	Management	—	570,000	855,000
	Incentive Plan
	2/3/2016				26,960	53,921	80,881				494,994
	2/3/2016							32,352			296,991
	2/3/2016								196,039	9.18	197,999
Kane	Management	—	675,000	1,012,500
	Incentive Plan
	2/3/2016				35,947	71,895	107,842				659,996
	2/3/2016							43,137			395,997
	2/3/2016								261,386	9.18	263,999
Whorley	Management	—	675,000	1,012,500
	Incentive Plan
	2/3/2016				35,947	71,895	107,842				659,996
	2/3/2016							43,137			395,997
	2/3/2016								261,386	9.18	263,999
Hynes	Management	—	555,000	832,500
	Incentive Plan
	2/3/2016				23,965	47,930	71,895				439,997
	2/3/2016							28,758			263,998
	2/3/2016								174,257	9.18	175,999

(1)	Represents the possible total payouts for each Navient Named Executive Officer (“NEO”) under the Navient 2016 Management Incentive Plan (“MIP”). The actual amounts earned under the 2016 MIP and paid in February 2017 are set forth below.

	Target 2016 MIP Payout ($)	Actual 2016 MIP Payout ($)
Mr. Remondi	1,500,000	1,666,500
Mr. Chivavibul	570,000	633,270
Mr. Kane	675,000	749,925
Mr. Whorley	675,000	749,925
Mr. Hynes	555,000	616,605

(2)	Represents the range of performance stock units (“PSUs”), granted on February 3, 2016, that may vest based on various performance metrics for the three-year performance period from January 1, 2016, through December 31, 2018. See “Long-term Incentive Program” in the Compensation Discussion and Analysis above for additional details regarding the performance metrics associated with these PSUs.

(3)	Stock awards granted on February 3, 2016 represent restricted stock units (“RSUs”) that have vested or will vest and convert into shares of Common Stock in one-third increments on February 3, 2017, February 3, 2018 and February 3, 2019.

(4)	Navient stock options granted in 2016 to NEOs have vested or will vest in one-third increments on February 3, 2017, February 3, 2018 and February 3, 2019.

(5)	Amounts disclosed for awards granted in 2016 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in “Note 2—Significant Accounting Policies” and “Note 11—Stock-Based Compensation Plans and Arrangements” to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K.

2017 Proxy Statement	55

Outstanding Equity Awards at Fiscal Year End

The table below sets forth information regarding Navient equity awards that were outstanding as of December 31, 2016.

OPTION AWARDS						STOCK AWARDS
NAME	GRANT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(2) (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3) (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(4) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(5) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS, OR OTHER RIGHTS THAT HAVE NOT VESTED(4)(5) ($)
Remondi	1/8/2008	2,000,000	—	11.0960	1/8/2018	—	—	—	—
	1/8/2009	1,000,000	—	6.5230	1/8/2019	—	—	—	—
	1/27/2011	80,000	—	9.3771	1/27/2021	—	—	—	—
	2/3/2012	173,210	—	10.2558	2/3/2017	—	—	—	—
	2/7/2013	256,107	—	11.4873	2/7/2018	—	—	—	—
	5/1/2014	339,641	169,820	17.0000	5/1/2019	—	—	—	—
	2/18/2015	156,250	312,500	21.6500	2/18/2020	—	—	—	—
	2/3/2016	0	762,376	9.1800	2/3/2021	—	—	—	—
	2/4/2014	—	—	—	—	62,334	$1,024,147	—	—
	2/18/2015	—	—	—	—	23,570	387,255	—	—
	2/18/2015	—	—	—	—	—	—	44,193	$726,090
	2/3/2016	—	—	—	—	131,917	2,167,396	—	—
	2/3/2016	—	—	—	—	—	—	219,862	3,612,332
Chivavibul	1/27/2011	40,000	—	9.3771	1/27/2021	—	—	—	—
	2/7/2013	43,663	—	11.4873	2/7/2018	—	—	—	—
	5/1/2014	72,780	36,390	17.0000	5/1/2019	—	—	—	—
	2/18/2015	40,178	80,357	21.6500	2/18/2020	—	—	—	—
	2/3/2016	0	196,039	9.1800	2/3/2021	—	—	—	—
	2/4/2014	—	—	—	—	8,015	131,686	—	—
	5/1/2014	—	—	—	—	4,390	72,127	—	—
	2/18/2015	—	—	—	—	6,062	99,598	—	—
	2/18/2015	—	—	—	—	—	—	11,363	186,694
	2/3/2016	—	—	—	—	33,920	557,305	—	—
	2/3/2016	—	—	—	—	—	—	56,535	928,870
Kane	1/27/2011	13,333	—	9.3771	1/27/2021	—	—	—	—
	2/7/2013	54,579	—	11.4873	2/7/2018	—	—	—	—
	5/1/2014	97,040	48,520	17.0000	5/1/2019	—	—	—	—
	2/18/2015	52,455	104,911	21.6500	2/18/2020	—	—	—	—
	2/3/2016	0	261,386	9.1800	2/3/2021	—	—	—	—
	2/4/2014	—	—	—	—	9,797	160,964	—	—
	5/1/2014	—	—	—	—	6,587	108,224	—	—
	2/18/2015	—	—	—	—	7,912	129,994	—	—
	2/18/2015	—	—	—	—	—	—	14,836	243,755
	2/3/2016	—	—	—	—	45,228	743,096	—	—
	2/3/2016	—	—	—	—	—	—	75,381	1,238,509
Whorley	6/1/2015	50,761	101,523	19.3400	6/1/2020	—	—	—	—
	2/3/2016	0	261,386	9.1800	2/3/2021	—	—	—	—
	6/1/2015	—	—	—	—	11,221	184,361	—	—
	2/3/2016	—	—	—	—	45,228	743,096	—	—
	2/3/2016	—	—	—	—	—	—	75,381	1,238,509
Hynes	5/13/2008	100,000	—	13.9310	5/13/2018	—	—	—	—
	1/28/2010	50,000	—	6.6127	1/28/2020	—	—	—	—
	1/27/2011	40,000	—	9.3771	1/27/2021	—	—	—	—
	2/7/2013	42,572	—	11.4873	2/7/2018	—	—	—	—
	5/1/2014	58,224	29,112	17.0000	5/1/2019	—	—	—	—
	2/18/2015	32,366	64,732	21.6500	2/18/2020	—	—	—	—
	2/3/2016	0	174,257	9.1800	2/3/2021	—	—	—	—
	2/4/2014	—	—	—	—	8,015	131,686	—	—
	5/1/2014	—	—	—	—	2,196	36,080	—	—
	2/18/2015	—	—	—	—	4,883	80,227	—	—
	2/18/2015	—	—	—	—	—	—	9,154	150,400
	2/3/2016	—	—	—	—	30,152	495,397	—	—
	2/3/2016	—	—	—	—	—	—	50,254	825,673

2017 Proxy Statement	56

(1)	Navient was spun-off from the company now known as SLM Corporation (“SLM”) and became an independent public company effective April 30, 2014. Prior to the Spin-Off, each of our NEOs was employed by the company previously known as SLM Corporation (“Former SLM”). Former SLM equity awards outstanding on April 30, 2014, were adjusted and converted into Navient awards and SLM awards. In general, the adjusted and converted equity awards are subject to substantially the same terms and conditions as the original Former SLM equity awards, including the original vesting schedule. The continuous service of each NEO with Former SLM (pre-Spin-Off) and Navient (post-Spin-Off) will be taken into account for vesting purposes. Additional details regarding the adjustment and conversion of Former SLM equity awards can be found in Navient’s Registration Statement filed on Form 10 with the SEC on April 10, 2014. This table reflects only Navient equity awards that were outstanding as of December 31, 2016.

(2)	Stock options granted in 2013 vested in one-third increments on each of February 7, 2014, February 7, 2015, and February 7, 2016. Certain vesting price targets associated with stock options granted in 2013 were met prior to the April 30, 2014 effective date of the Spin-Off, and are no longer applicable. Stock options granted in 2014 to Messrs. Remondi, Chivavibul, Kane and Hynes have vested or will vest in one-third increments on each of May 1, 2015, May 1, 2016, and May 1, 2017. Stock options granted in 2015 to Mr. Whorley have vested or will vest in one-third increments on each of June 1, 2016, June 1, 2017, and June 1, 2018. Stock options granted in 2015 to other NEOs have vested or will vest in one-third increments on each of February 18, 2016, February 18, 2017, and February 18, 2018. Stock options granted in 2016 have vested or will vest in one-third increments on February 3, 2017, February 3, 2018 and February 3, 2019.

(3)	Restricted stock units (“RSUs”) granted in 2013 to Messrs. Chivavibul, Kane and Hynes vested and were converted into shares of Common Stock in one-third increments on each of February 7, 2014, February 7, 2015 and February 7, 2016. RSUs granted in 2014 to Messrs. Remondi, Chivavibul, Kane and Hynes vested and were converted into shares of Common Stock in one-third increments on each of February 4, 2015, February 4, 2016 and February 4, 2017. RSUs granted in 2015 to Mr. Whorley have vested or will vest and be converted into shares of Common Stock in one-third increments on each of June 1, 2016, June 1, 2017 and June 1, 2018. RSUs granted in 2015 to other NEOs have vested or will vest and be converted into shares of Common Stock in one-third increments on each of February 18, 2016, February 18, 2017, and February 18, 2018. RSUs granted in 2016 have vested or will vest in one-third increments on February 3, 2017, February 3, 2018 and February 3, 2019.

Amounts include all accrued and unvested whole share dividend equivalent units (“DEUs”) that vest only to the extent and at the same time that the underlying award on which they are issued vest.

(4)	Market value of shares or units is calculated based on the closing market price of $16.43 for Navient Common Stock on December 30, 2016.

(5)

Performance stock units (“PSUs”) granted in 2015 will vest after a three-year performance period (2015-2017), with the potential payout ranging from 0% to 130% of the target award based on the Company’s “cumulative core net income” for such performance period combined with an additional vesting modifier based on “strategic growth cumulative core net income” that can increase or decrease the payout by an additional 20%. Overall payout as a percentage of target cannot exceed 156% of the target award. Assuming the Company meets or exceeds these performance levels, the PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the fiscal year 2017 with the SEC, and in no event later than March 15, 2018. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time that the underlying award on which they are issued vest. The number of units and payout value reported is based on achieving threshold performance goals. Due to the impact of 2015 performance on these PSUs, it is uncertain to what extent they will vest, if at all.

PSUs granted in 2016 will vest after a three-year performance period (2016-2018), with the potential payout ranging from 0% to 150% of the target award based on a combination of (i) aggregate cash flows from student loans (net of secured borrowings) over the performance period; (ii) cumulative revenue from growth businesses over the performance period; and (iii) the attainment of certain strategic objectives intended to highlight a limited number of critical, non-formulaic goals that management is focusing on over the next three years. Assuming the Company meets or exceeds these performance levels, the PSUs will vest on the second business day after the Company files its annual report on Form 10-K for the fiscal year 2018 with the SEC, and in no event later than March 15, 2019. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time that the underlying award on which they are issued vest. See “Long-term Incentive Program” in the Compensation Discussion and Analysis above for additional details regarding the performance metrics associated with these PSUs.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE(1) (#)	VALUE REALIZED ON EXERCISE(2) ($)	NUMBER OF SHARES ACQUIRED ON VESTING(3) (#)	VALUE REALIZED ON VESTING(4) ($)
Remondi	0	0	174,339	1,829,956
Chivavibul	37,636	159,734	20,245	212,198
Kane	13,636	57,873	26,317	279,368
Whorley	0	0	5,419	73,644
Hynes	0	0	17,426	176,217

(1)	Mr. Chivavibul exercised 37,636 net-settled stock options on November 9, 2016, with a strike price of $10.2558 and a market price of $14.50, and received 7,175 net shares. Mr. Kane exercised 13,636 net-settled stock options on November 9, 2016, with a strike price of $10.2558 and a market price of $14.50, and received 2,586 net shares.

(2)	The value realized upon exercise is the number of net-settled stock options exercised multiplied by the difference between the market price of Navient Common Stock at exercise and the strike price on the net-settled options.

2017 Proxy Statement	57

(3)	Represents shares acquired upon the vesting of restricted stock units (“RSUs”), the associated dividend equivalent units (“DEUs”) and any fractional share settlement. (4) The value realized on vesting is the number of shares vested multiplied by the closing market price of Navient Common Stock on the vesting date.

(4)	The value realized on vesting is the number of shares vested multiplied by the closing market price of Navient Common Stock on the vesting date.

Pension Benefits

The Company has no tax-qualified pension plans and no non-qualified supplemental pension plans.

Non-Qualified Deferred Compensation

Under the Navient Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), eligible employees, including our NEOs, may elect to defer up to 80 percent of their annual cash-based compensation. Each year, an employee who has completed one year of service generally is eligible to receive a Company contribution in an amount equal to the greater of: (i) five percent (5%) of the participant’s annual “eligible compensation,” or (ii) five percent (5%) of the participant’s annual deferral amount; provided, however, that the Company contribution for a given year will not exceed the participant’s annual deferral amount. For this purpose, “eligible compensation” is the employee’s annual cash-based compensation in excess of the annual compensation limit applicable to tax-qualified retirement plans, up to a maximum of $500,000.

All participant deferrals and Company contributions are credited to bookkeeping accounts. Amounts in each participant’s account are indexed to one or more investment alternatives chosen by the participant from a range of market-based alternatives. The Deferred Compensation Plan does not pay above-market or preferential earnings. Participants elect the time and form of payment of their accounts. Accounts generally are paid no sooner than the first day of the seventh month following the participant’s termination of employment, although certain in-service distributions are permitted. Immediate distributions upon the death or disability of the participant also are permitted. Accounts generally may be distributed either in a single lump sum or in up to ten (10) annual installments.

The following table provides information regarding contributions and earnings under the Deferred Compensation Plan in 2016, as well as year-end account balances, for each of our NEOs.

Name	EXECUTIVE CONTRIBUTIONS IN 2016 ($)	REGISTRANT CONTRIBUTIONS IN 2016(1) ($)	AGGREGATE EARNINGS IN 2016 ($)	AGGREGATE WITHDRAWALS / DISTRIBUTIONS IN 2016 ($)	AGGREGATE BALANCE AT 12/31/2016 ($)
Remondi	25,000	25,000	30,518	0	768,991
Chivavibul	19,999	19,999	16,206	0	278,778
Kane	25,000	25,000	25,840	0	247,102
Whorley	0	0	0	0	0
Hynes	0	0	15,628	0	205,517

(1)	Registrant Contributions listed here are included under the heading “Employer Contributions to Defined Contribution Plans” in Footnote 7 to the Summary Compensation Table.

2017 Proxy Statement	58

Arrangements with Named Executive Officers

Navient has not entered into an employment agreement with any of its NEOs. However, our NEOs participate in the company’s severance plans for senior officers, and each of our NEOs is entitled to certain severance payments pursuant to the terms and conditions of those plans, which are described below.

Executive Severance Plan

Under Navient’s Executive Severance Plan for Senior Officers, eligible officers will receive a lump sum cash payment equal to (i) a multiple of base salary and an average annual incentive award (determined over the last 24 months), plus (ii) pro-rated target annual incentive award for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the plan); (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the plan), death or disability; or (c) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: CEO-2; Executive Vice President-1. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base salary and annual incentive award.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 months (24 months for the CEO). Treatment of outstanding equity awards upon severance is governed by the terms of the applicable equity award agreement and not the severance plan.

Change in Control Severance Plan

Under Navient’s Change in Control Severance Plan for Senior Officers, if a termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual incentive award (based on the prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual incentive award for the year in which the termination occurs, as well as continuation of medical benefits for a two-year period. Under the plan, outstanding equity awards become vested and non-forfeitable in connection with a change in control only if (i) the participant’s employment is terminated, or (ii) the acquiring or surviving entity does not assume the equity awards. The plan does not allow for tax gross-ups.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation that would have been payable to each of our NEOs who were employed as executive officers of Navient on December 31, 2016, under various scenarios including if such individual’s employment had terminated and/or a change in control had occurred on December 31, 2016, given the individual’s compensation and service levels as of December 31, 2016, and based on Navient’s closing stock price on December 30, 2016 of $16.43 per share. The amounts disclosed in the tables below are in addition to: (i) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under Navient’s defined contribution retirement program, disability plans and accrued vacation pay.

The following severance arrangements were effective for our NEOs who were employed as executive officers of Navient on December 31, 2016: (i) the Navient Corporation Executive Severance Plan for Senior Officers, (ii) the Navient Corporation Change in Control Severance Plan for Senior Officers, and (iii) the Navient Corporation 2014 Omnibus Incentive Plan.

2017 Proxy Statement	59

Change in Control Without Termination

Name	Equity Vesting(1) ($)	Cash Severance ($)	Medical Insurance / Outplacement ($)	Total ($)
Remondi	—	—	—	—
Chivavibul	—	—	—	—
Kane	—	—	—	—
Whorley	—	—	—	—
Hynes	—	—	—	—

(1)	Under the Change in Control Severance Plan for Senior Officers, outstanding equity awards become vested and non-forfeitable in connection with a change in control only if (i) the participant’s employment is terminated, or (ii) the acquiring or surviving entity does not assume the equity awards. For purposes of this table, we have assumed that neither of these conditions is satisfied.

Change in Control and (i) Termination without Cause, or (ii) Termination for Good Reason

Name	Equity Vesting(2) ($)	Cash Severance ($)	Medical Insurance / Outplacement(3) ($)	Total ($)
Remondi	14,170,539	5,901,500	25,270	20,097,309
Chivavibul	3,584,275	2,206,090	22,865	5,813,230
Kane	4,763,348	2,655,675	22,120	7,441,143
Whorley	4,061,015	2,612,475	15,727	6,689,217
Hynes	3,133,228	2,183,555	25,270	5,342,053

(2)	For stock and stock unit awards, the amounts shown reflect the closing market price of Navient Common Stock on December 30, 2016 ($16.43). For stock options where the December 30, 2016 closing market price of Navient Common Stock was higher than the option exercise price, the amounts reflect the intrinsic value of the options as if they had been exercised on December 30, 2016.

(3)	Includes Navient’s estimated portion of the cost of health care benefits for 24 months.

Termination without Cause or Termination for Good Reason

Name	Equity Vesting(4) ($)	Cash Severance ($)	Medical Insurance / Outplacement(5) ($)	Total ($)
Remondi	—	5,901,500	40,270	5,941,770
Chivavibul	—	1,388,045	32,148	1,420,193
Kane	—	1,665,337	31,590	1,696,927
Whorley	—	1,523,737	26,795	1,550,532
Hynes	—	1,369,277	33,952	1,403,229

(4)	By their terms, outstanding Navient equity awards generally continue to vest pursuant to the vesting schedule set forth in each applicable award agreement as if the NEO remains employed by Navient through the pre-established vesting date.

(5)	As President and Chief Executive Officer of Navient, Mr. Remondi is entitled to Navient’s estimated portion of the cost of health care benefits for a period of 24 months plus $15,000 of outplacement services. Amounts for Messrs. Chivavibul, Kane, Whorley, and Hynes include Navient’s estimated portion of the cost of health care benefits for 18 months, plus $15,000 of outplacement services.

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Termination for Cause

Name	Equity Vesting(6) ($)	Cash Severance ($)	Medical Insurance / Outplacement ($)	Total ($)
Remondi	—	—	—	—
Chivavibul	—	—	—	—
Kane	—	—	—	—
Whorley	—	—	—	—
Hynes	—	—	—	—

(6)	Vested and unvested equity awards are forfeited upon Termination for Cause (as defined in the Navient Corporation 2014 Omnibus Incentive Plan).

Termination upon Retirement

Name	Equity Vesting(7) ($)	Cash Severance ($)	Medical Insurance / Outplacement ($)	Total ($)
Remondi	—	—	—	—
Chivavibul	—	—	—	—
Kane	—	—	—	—
Whorley	—	—	—	—
Hynes	—	—	—	—

(7)	As of December 31, 2016, Messrs. Remondi and Chivavibul were eligible for retirement vesting of their outstanding equity awards. Outstanding equity awards generally continue to vest pursuant to the vesting schedule set forth in each applicable award agreement as if the NEO remains employed by Navient through the pre-established vesting date, provided that the NEO satisfies certain age and/or service conditions set forth in each company’s retirement policy. For equity awards originally granted by Former SLM prior to 2013, the award recipient must be age 60 or older upon retirement, or the award recipient must have attained a combination of age and years of service totaling at least 70 years, to be eligible for retirement vesting. For equity awards originally granted by Former SLM in 2013 or 2014, and for all Navient equity awards, the award recipient must be age 65 or older upon retirement, or the award recipient must have attained a combination of age and years of service totaling at least 75 years, to be eligible for retirement vesting. Service with both Former SLM and Navient is counted for these purposes.

Termination by Death or Disability

Name	Equity Vesting(8) ($)	Cash Severance ($)	Medical Insurance / Outplacement ($)	Total ($)
Remondi	14,170,539	—	—	14,170,539
Chivavibul	3,584,275	—	—	3,584,275
Kane	4,763,348	—	—	4,763,348
Whorley	4,061,015	—	—	4,061,015
Hynes	3,133,228	—	—	3,133,228

(8)	The vesting of all outstanding equity awards will accelerate upon termination of employment due to death or disability. For stock and stock unit awards, the amounts shown reflect the closing market price of Navient Common Stock on December 30, 2016 ($16.43). For stock options where the December 30, 2016 closing market price of Navient Common Stock was higher than the option exercise price, the amounts reflect the intrinsic value of the options as if they had been exercised on December 30, 2016.

Actual Payments upon Termination

Each of our NEOs remained employed by Navient as an executive officer on December 31, 2016.

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Proposal 4 — Approval of the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan

In April 2014, we established the Navient Corporation 2014 Omnibus Incentive Plan (the “Incentive Plan”), which authorized the issuance of up to 45,000,000 shares of Common Stock pursuant to equity incentives granted to employees and non-employee directors. Our sole shareholder at the time, the company now known as SLM Corporation, approved the Incentive Plan on April 8, 2014. We amended the Incentive Plan in early April 2015 to impose a minimum vesting requirement on stock options and stock appreciation rights (“SARs”) granted under the Incentive Plan, and to clarify the plan’s restrictions on share recycling. Our shareholders subsequently approved the material terms of the Incentive Plan on May 21, 2015.

On April 4, 2017, the Board approved, on recommendation of the Compensation Committee, an amendment to the Incentive Plan increasing the number of shares authorized for issuance under the plan from 45,000,000 to 55,000,000, and making certain other changes to the Incentive Plan. The Board believes that the new share reserve should be sufficient for a period of five years, taking into account the potential addition of new board members and grant increases over at least that period.

We have also redesigned the Incentive Plan to conform to current corporate governance best practices. Key changes we have made in the design of the Incentive Plan include:

●	We have eliminated discretionary vesting of awards other than upon death, disability or change in control;

●	We have added a minimum one-year vesting requirement to all equity award types, subject to a five percent carve-out; and

●	We have specified that performance-based equity awards not assumed or converted upon a change in control will vest based on actual performance achieved to the date of the change in control.

Consistent with best practices, the Incentive Plan continues to prohibit:

●	automatic single-trigger vesting of time-based awards upon a change in control, except for awards that are not assumed by or converted into awards of the acquirer;

●	the payment of dividends or dividend equivalents on unvested awards of all award types until the awards vest;

●	the repricing or cash buyout of option and SAR awards other than in connection with a stock split or other recapitalization event;

●	“reload” options or SARs; and

●	liberal share recycling.

In addition, awards under the Incentive Plan continue to be subject to clawback in the event of a material misstatement of the Company’s financial statements or performance resulting from a senior officer’s conduct, or in the event a senior officer commits fraud or other misconduct or materially violates corporate policy. The Company does not provide for tax gross-ups on any awards under the Incentive Plan.

This proposal to approve the amended and restated Incentive Plan requires the affirmative vote of the holders of a majority of the Common Stock present, represented and entitled to vote, and voting affirmatively or negatively at the Annual Meeting. Accordingly, shares that are not voted affirmatively or negatively with respect to this proposal, including abstentions and broker non-votes, will not be relevant to the outcome.

The following summary is qualified in its entirety by reference to the Incentive Plan, which is attached to this proxy statement as Appendix A.

Summary of the Incentive Plan

In General. The Incentive Plan is administered by the Compensation and Personnel Committee (the “Compensation Committee”) of our Board, except that the non-employee members of the Board administer awards for non-employee directors. The Incentive Plan provides for various types of awards to be granted to participants, including awards both in cash and in or with respect to Common Stock and both short-term and long-term awards. Under the Incentive Plan, options

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to purchase shares of Common Stock and stock appreciation rights, or SARs, may be granted, but the per share exercise price cannot be less than the fair market value per share of the Common Stock on the date of grant. Options and SARs must have fixed terms no longer than ten years. No dividend equivalent rights or units are permitted to be granted on options or SARs. In addition, repricing of options and SARs is prohibited under the Incentive Plan without approval of our shareholders, and options and SARs may not be cancelled in exchange for cash or other awards. Any stock awards (including options, SARs, restricted stock, restricted stock units and performance units) generally are subject to a minimum vesting period of one year from the date of grant, except that earlier vesting of such awards may occur in the events of death, disability or change in control. However, 5% of the total number of shares of Common Stock available for issuance under the Incentive Plan will not be subject to this minimum vesting period. The Incentive Plan also provides for cash awards.

Shares Reserved. The Incentive Plan provides that the maximum number of shares of our Common Stock as to which awards, under the plan, may be granted is 55,000,000 shares, which is referred to as the maximum share limit, all of which may be issued as incentive stock options under Code Section 422. If an award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited award will again be available for awards under the Incentive Plan. However, shares of Common Stock subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award and shares of Common Stock that have been delivered to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award are not again available for awards under the Incentive Plan. This prohibition against share recycling includes (i) shares of Common Stock that have been tendered or withheld in payment of an option, (ii) shares of Common Stock repurchased by the Company with option proceeds, and (iii) shares of Common Stock covered by a SAR, to the extent the SAR is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to a participant upon exercise of the SAR.

Of the original 45,000,000 shares available for awards under the Incentive Plan, 23,072,624 shares were utilized in May 2014 to adjust and convert outstanding SLM Corporation (“SLM”) equity awards in connection with our separation from SLM. Additional details regarding the adjustment and conversion of SLM equity awards can be found in Navient’s Information Statement filed on Form 10 with the SEC on April 10, 2014 (our “Form 10”). As of March 30, 2017, the number of shares subject to outstanding stock option awards was 14,799,240, with a weighted average strike price of $12.36 and weighted average remaining life of 2.56 years, and the number of shares subject to outstanding full value awards was 4,657,313, for a total of 19,456,553 outstanding equity awards. The number of shares available for future awards under the Incentive Plan was 10,009,153 as of March 30, 2017.

Award Limits. Under the Incentive Plan, no employee may be granted, in any calendar year period: (i) awards exercisable, covering or relating to more than 2,500,000 shares of Common Stock; or (ii) cash awards, restricted stock unit awards or performance unit awards that may be settled solely in cash having a value greater than $5,000,000. In addition, the aggregate grant-date value of all awards granted to any non-employee director during any single calendar year may not exceed $650,000.

Adjustments. The Incentive Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards, the exercise price of outstanding awards, as well as the maximum award limits under the Incentive Plan, in the event of changes in the outstanding Common Stock by reason of a merger, stock split or certain other events.

Eligibility. Employees and directors of the Company and its subsidiaries, and prospective employees and directors selected by the Compensation Committee or, in the case of directors, the non-employee members of the Board, are eligible to participate in the Incentive Plan. As of March 30, 2017, there were approximately 880 employees (including 6 executive officers) and 11 non-employee directors who were eligible to receive awards under the Incentive Plan.

Stock Options. The Compensation Committee determines, in connection with each option granted to employees, and the non-employee members of the Board, in the case of grants to non-employee directors, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of Common Stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under Code Section 422 or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the Incentive Plan. The term of an option will not exceed ten years from the date of grant. Options may not include provisions that “reload” the option upon exercise.

Stock Appreciation Rights. Every SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of Common Stock a value equal to the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise, over the exercise price established by the Compensation Committee or the non-employee members of the

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Board, as applicable. A SAR may be granted in tandem with an option, and a holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The Compensation Committee or the non-employee members of the Board, as applicable, will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become vested and exercisable. SARs may not include provisions that “reload” the SAR upon exercise.

Restricted Stock. The terms, conditions and limitations applicable to a restricted stock award, including any restriction period, will be determined by the Compensation Committee or the non-employee members of the Board, as applicable.

Restricted Stock Units. Restricted stock unit awards may be granted and/or settled in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested restricted stock unit award. The terms, conditions and limitations applicable to a restricted stock unit award, including any restriction period and the right to dividend equivalents, will be determined by the Compensation Committee or the non-employee members of the Board, as applicable.

Performance Units. Each performance unit has an initial value that is established by the Compensation Committee on the date of grant. After the applicable performance period has ended, the value of the performance unit is determined as a function of the extent to which the corresponding performance goals were achieved. The Compensation Committee may settle earned performance units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned performance units as soon as practicable after the end of the performance period and following the Compensation Committee’s determination of actual performance against the performance measures and related goals established by the Compensation Committee.

Minimum Vesting Period for Stock Awards. Any options, SARs, restricted stock, restricted stock units, or performance units granted under the Incentive Plan, as amended and restated, are subject to a minimum vesting period of one year from the date of grant, except that earlier vesting of such awards may occur in the events of death, disability or change in control. However, 5% of the total number of shares of Common Stock available for issuance under the Incentive Plan will not be subject to this minimum vesting period.

Performance Awards. Any award available under the Incentive Plan may be structured as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the Compensation Committee may determine.

Performance awards granted under the Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Compensation Committee. One or more of such goals may apply to the employee, one or more business units, divisions or sectors of Navient, or Navient as a whole, and if so desired by the Compensation Committee, by comparison with a peer group of companies. Performance awards may be based on any one or more of the following measures: (a) cash flow (including operating cash flow, free cash flow, cash flow return on capital, or cash flow per share), (b) core earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) return measures (including return on assets, capital, equity, or sales), (d) total shareholder return, (e) productivity ratios, (f) expense targets or ratios, (g) revenue, (h) core income or net income, (i) core operating income or net operating income, (j) operating profit or net operating profit, (k) gross or operating margin, (l) return on operating revenue, (m) market share, (n) loan volume, (o) loan delinquencies, (p) loan defaults, (q) loan credit indicators (including FICO, co-borrower, payments made, GPA and graduation), (r) overhead or other expense reduction, (s) charge-off levels, (t) deposit growth, (u) margins, (v) operating efficiency, (w) economic value added, (x) customer or employee satisfaction, (y) debt reduction, (z) capital targets, (aa) consummation of acquisitions, dispositions, projects or other specific events or transactions, (bb) liquidity, (cc) capital adequacy, (dd) ratio of nonperforming to performing assets, (ee) ratio of common equity to total assets, or (ff) regulatory compliance metrics.

The performance measures described above are included in the Incentive Plan to enable the Compensation Committee, if it chooses to do so, to make stock awards or cash awards that qualify as qualified performance-based compensation under Code Section 162(m). The Compensation Committee can satisfy such requirements by, among other things, including provisions in awards that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our shareholders. Although the Compensation Committee is not required to include such provisions in awards, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable the Company to deduct from its taxable income the related compensation that it might not otherwise be able to deduct.

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The Compensation Committee may provide in any particular performance award agreement that any evaluation of performance may include or exclude certain events that occur during a performance period, including but not limited to: (a) amortization, depreciation or impairment of tangible or intangible assets, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs or reductions in force or early retirement programs, (e) any unusual or infrequently occurring items that may be defined in an objective and non-discretionary manner under or by reference to U.S. Generally Accepted Accounting Principles, accounting standards or other applicable accounting standards in effect from time to time and/or in management’s discussion and analysis of financial condition and results of operations appearing in the our annual report to shareholders for the applicable year, (f) the sale of investments or non-core assets; (g) discontinued operations, categories or segments; (h) investments, acquisitions or dispositions; (i) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (j) natural catastrophes; (k) currency fluctuations; (l) stock-based compensation expense; (m) early retirement of debt; (n) conversion of convertible debt securities; and (o) termination of real estate leases. Awards that are intended to qualify as qualified performance-based awards may not be adjusted upward but the Compensation Committee may retain the discretion to adjust upward awards not intended as qualified performance-based awards. The Compensation Committee may retain the discretion to adjust any performance awards downward, either on a formulaic or discretionary basis or any combination, as the Compensation Committee determines.

Vesting Upon Change in Control. As amended and restated, the Incentive Plan requires “double-trigger” vesting provisions for all equity awards upon a change in control. Each award will become vested and non-forfeitable in connection with a change in control only if (i) the participant’s employment is terminated, or (ii) the acquiring or surviving entity does not assume the award. Performance-based equity awards will vest based on the performance terms of the award and based on actual performance achieved to the date of the change in control.

Duration; Plan Amendments. The Incentive Plan will expire by its terms on April 7, 2024. The Board may at any time amend, modify, suspend or terminate the Incentive Plan (and the Compensation Committee may amend or modify an award agreement) but in doing so cannot adversely affect any outstanding award without the participant’s written consent or make any amendment without shareholder approval, to the extent such shareholder approval is otherwise required by applicable legal requirements.

Unfunded Plan. The Incentive Plan is unfunded. Although we may establish bookkeeping accounts with respect to participants who are entitled to cash, Common Stock or rights thereto under the Incentive Plan, we will use any such accounts merely as a bookkeeping convenience. We are not required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor will the Incentive Plan be construed as providing for such segregation, nor will Navient, our Board or our Compensation Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under the Incentive Plan. Any liability or obligation of Navient to any participant with respect to an award of cash, Common Stock or rights thereto under the Incentive Plan will be based solely on any contractual obligations that the Incentive Plan and any award agreement create, and no such liability or obligation of Navient will be deemed to be secured by any pledge or other encumbrance on any property of Navient. None of Navient, our Board or our Compensation Committee will be required to give any security or bond for the performance of any obligation that the Incentive Plan creates.

New Plan Benefits. Future awards under the Incentive Pan, as amended and restated, will be determined in the discretion of the Compensation Committee or the non-employee members of the Board and, as a result, it is not possible to determine the awards that will be granted to eligible employees or non-employee directors under the Incentive Plan at this time. During the Company’s 2016 fiscal year, the Company granted awards under the Incentive Plan to the Company’s Named Executive Officers as reported in the “Grants of Plan Based Awards Table” and to its non-employee directors as reported in the “Non-Employee Director Compensation Table,” in each case as described elsewhere in this proxy statement. During fiscal year 2016, the Company also granted awards with respect to 2,556,503 shares of the Company’s Common Stock (with an aggregate grant-date value of $8.965 million) to its executive officers as a group and awards with respect to 4,110,815 shares of the Company’s Common Stock (with an aggregate grant-date value of $20.892 million) to its non-executive employees as a group.

As of April 7, 2017, the latest practicable date before the filing of this proxy statement, the closing price per share of the Company’s Common Stock was $14.68.

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Material Federal Income Tax Consequences of Awards under the Incentive Plan

The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any locality, state or foreign country in which a participant’s grants, income or gain may be taxable.

Stock Options. Some of the options issuable under the Incentive Plan may constitute incentive stock options, while other options granted under the Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and we will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is an adjustment in computing alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of shares of Common Stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year of the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee generally recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to the Company on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding periods expire); however, on exercise of a nonqualified stock option, we generally are entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An incentive stock option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.

Stock Appreciation Rights. The amount of any cash or the fair market value of any shares of Common Stock received by the holder on the exercise of SARs in excess of the exercise price will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount.

Restricted Stock. Generally, a grant of shares of Common Stock under the Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to the Company at the time of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the Compensation Committee or Board, as applicable, permits the election and the participant makes the election pursuant to Code Section 83(b) within 30 days after the date of grant. In any case, we will receive a deduction for federal income tax purposes equal to the amount of compensation included in the participant’s income in the year in which that amount is so included.

Restricted Stock Units. A grant of a right to receive shares of Common Stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. We will be entitled to a corresponding deduction at such times for the amount included in the participant’s income.

Performance Units. The amount of any cash or the fair market value of any shares of Common Stock received by the holder on the settlement of performance units under the Incentive Plan will be subject to ordinary income tax in the year of receipt, and we will be entitled to a deduction for that amount in the year in which that amount is included.

Cash Awards. Cash awards under the Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and we will have a corresponding deduction for federal income tax purposes.

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Basis; Gain. A participant’s tax basis in vested shares of Common Stock acquired under the Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares begins on the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.

Certain Tax Code Limitations on Deductibility. In order for the Company to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Incentive Plan by our shareholders will satisfy the shareholder approval requirement for the qualified performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 as they relate to the grant and payment of certain qualified performance-based awards (including Options and SARs) under the Incentive Plan so as to be eligible for the qualified performance-based exception. In certain cases, we may determine it is in our interests to not satisfy the requirements for the qualified performance-based exception.

Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (i) the timing of payment; (ii) the election of deferrals; and (iii) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (and in some cases, plus interest) to the participant of deferred compensation and the imposition of a 20% additional tax imposed on the participant with respect to the deferred amounts included in the participant’s income.

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Equity Compensation Plan Information

The following table summarizes information as of December 31, 2016, relating to our equity compensation plans or arrangements pursuant to which grants of options, restricted stock, restricted stock units, stock units or other rights to acquire shares may be granted from time to time.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND RIGHTS(1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS AND RIGHTS ($)	AVERAGE REMAINING LIFE (YEARS) OF OPTIONS OUTSTANDING	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by
security holders:

Navient Corporation 2014 Omnibus
Incentive Plan
Traditional options	151,100	25.24	0.4
Net-settled options	4,596,742	12.32	3.0
RSUs	3,803,139	—	—
PSUs	871,944	—	—
Total	9,422,925	12.73	3.0	12,740,947

Employee Stock Purchase Plan(2)	—	—	0.0	616,462
Total approved by security holders	9,422,925	12.73	3.0	13,357,409
Total not approved by security holders	—	—	—	—

(1)	Upon exercise of a net-settled option, optionees are entitled to receive the after-tax spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2016, where provided.

(2)	Number of shares available for issuance under the Navient Corporation Employee Stock Purchase Plan (ESPP) as of December 31, 2016. The ESPP was approved on April 8, 2014 by the company now known as SLM Corporation, then our sole shareholder. The ESPP became effective May 1, 2014.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDED AND RESTATED NAVIENT CORPORATION 2014 OMNIBUS INCENTIVE PLAN.

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Other Matters

Certain Relationships and Related Transactions

Navient maintains a written policy regarding review and approval of transactions with related parties. Transactions covered by the policy include any transaction involving Navient and an amount in excess of $120,000 in any year in which any director, nominee, executive officer, greater-than-five percent beneficial owner of the Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (a “Related Party Transaction”). Certain loans made in the ordinary course of Navient’s business to executive officers, directors and their family members are considered Related Party Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements. As of the date of this proxy statement, no such loans are outstanding.

As previously reported, the separation of Navient from SLM Corporation (the “Spin-Off”) was completed on April 30, 2014 (the “Distribution Date”). The separation was effected through the distribution by then SLM Corporation (“SLM”), on a one-to-one basis, of all of the shares of Common Stock of Navient (the “Distribution”) to the holders of shares of SLM Common Stock as of the close of business on April 22, 2014, the record date for the Distribution. As a result of the Distribution, Navient became an independent, publicly-traded company. To ensure a timely separation and migration of the customer data and information technology functions between Navient Solutions, Inc. (“NSI”) and SLM during the 24-month transition period subsequent to the Spin-Off, SLM acquired all of the issued and outstanding shares of a class of preferred stock (the “Special Preferred”) issued by NSI, the principal operating subsidiary of Navient at the time. The Special Preferred afforded SLM certain approval rights that terminated upon the redemption of the Special Preferred on the two-year anniversary of the Spin-Off on April 30, 2016. In addition to the Special Preferred, Navient and SLM entered into various other agreements designed to enable cooperation during the 24-month transition period. During 2016 Navient made payments to SLM in the amount of $566,249 and received payments from SLM in the amount of $11,996,843. For additional information relating to the Special Preferred or the Spin-Off transaction generally, see our Form 10 and the section captioned “Certain Relationships and Related Party Transactions” in the information statement filed as Exhibit 99.1 to our Form 10 which was filed with the SEC on April 10, 2014.

From the beginning of 2016 until the present, there have been no (and there are no currently proposed) transactions involving an amount in excess of $120,000 in which Navient was (or is to be) a participant and any executive officer, director, five percent beneficial owner of our Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described in this proxy statement for our named executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Navient’s executive officers and directors, as well as persons who beneficially own more than 10 percent of the Common Stock, to file reports with the SEC on their ownership and changes in ownership of Navient Common Stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the period from January 1, 2016 to December 31, 2016 all required reports were filed in a timely manner, with the exception of the following: (1) Three Form 4 filings with respect to John M. Kane, Timothy J. Hynes and Somsak Chivavibul, which were filed to report the disposition of 2,162, 727 and 1,427 shares respectively on May 4, 2016, should have been filed no later than May 3, 2016, and (ii) one Form 4 filing for Diane Suitt Gilleland, a non-employee director, which was filed to report the disposition of 10,000 shares filed on November 17, 2016, should have been filed on no later than November 16, 2017.

Other Matters for the 2017 Annual Meeting

As of the date of this proxy statement, there are no matters that the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, Navient has not been notified of any other business that is proposed to be presented at the Annual Meeting that has not been withdrawn. If other matters now unknown to the Board of Directors come before the Annual Meeting, the proxy given by a shareholder electronically,

2017 Proxy Statement	69

telephonically or on a proxy card gives discretionary authority to the persons named by Navient to serve as proxies to vote such shareholder’s shares on any such matters in accordance with their best judgment.

Shareholder Proposals for the 2018 Annual Meeting

A shareholder who intends to introduce a proposal for consideration at Navient’s 2018 Annual Meeting may seek to have that proposal and a statement in support of the proposal included in the Company’s 2018 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than December 15, 2017, and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in Navient’s proxy statement.

Navient’s Bylaws provide that a shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. Navient’s Bylaws provide that any such proposals or nominations for the Company’s 2018 Annual Meeting must be received by it on or after January 25, 2018, and on or before February 26, 2018. Any such notice must satisfy the other requirements in Navient’s Bylaws applicable to such proposals and nominations. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), Navient may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by Navient. We have engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of Navient may solicit proxies by telephone, telefax, personal calls, or other electronic means. Navient will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of Navient’s Common Stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of our Annual Report on Form 10-K, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense and reduce environmental effects of delivering duplicate proxy materials to shareholders who may have more than one account holding stock but share the same address, Navient has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered shareholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered shareholder and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial shareholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you wish to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

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APPENDIX A

NAVIENT CORPORATION

2014 OMNIBUS INCENTIVE PLAN

Amended and Restated as of April 4, 2017

NAVIENT CORPORATION

2014 OMNIBUS INCENTIVE PLAN

NAVIENT CORPORATION

2014 OMNIBUS INCENTIVE PLAN

1.	Plan

Navient Corporation, a Delaware corporation (the “Company”), established this Navient Corporation 2014 Omnibus Incentive Plan (this “Plan”), effective as of April 7, 2014 (the “Effective Date”). The Company amended and restated the Plan effective April 6, 2015, to impose a minimum vesting requirement on stock options and stock appreciation rights granted under the Plan, and to clarify the Plan’s restrictions on share recycling, and again on April 4, 2017 to add shares to the Plan and make certain other changes. This Plan shall continue in effect for a term of 10 years after the Effective Date unless sooner terminated by action of the Board of Directors of the Company.

2.	Objectives

This Plan is designed to attract and retain employees of the Company and its Subsidiaries (as defined herein), to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company or the senior human resources officer of the Company (or any other senior officer of the Company to whom any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute such Award Agreement, or may provide for procedures through which Award Agreements are made available but not executed. Any Participant who is granted an Award and who does not affirmatively reject the applicable Award Agreement shall be deemed to have accepted the terms of Award as embodied in the Award Agreement.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Cause” means, unless otherwise defined in an award agreement, either (i) a willful and continuing failure of a Participant to perform substantially his duties and responsibilities (other than as a result of the Participant’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by a Participant, that such failure has not been cured by the Participant within ten (10) business days after written notice of such was given to the Participant by the Committee, or (ii) that the Participant has committed an act of Misconduct (as defined below).

“Change in Control” means an occurrence of any of the following events: (a) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Company, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding Voting Securities; or (b) the consummation of (i) a merger, consolidation or reorganization involving the Company, unless either (A) the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the company resulting from such merger, consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Company were directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Company. Notwithstanding the foregoing, if an Award is subject to Code Section 409A, the definition of Change in Control shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(5)(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Personnel Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means Navient Corporation, a Delaware corporation, or any successor thereto.

“Covered Employee” means any Employee who is or may be a “covered employee,” as defined in Code Section 162(m).

“Director” means an individual serving as a member of the Board who is not an Employee and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.

“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Outside Board.

“Disability” means (1) if the Participant is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan or (2) if the Participant is a Director, a disability whereby the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if an Award is subject to Code Section 409A, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).

“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.

“Employee” means (i) an employee of the Company or any of its Subsidiaries, and (ii) an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the fair market value of a share of Common Stock as determined in good faith by the Committee.

“Good Reason” means, unless otherwise defined in an award agreement, a Participant’s resignation from his or her employment due to (a) a material reduction in the position or responsibilities of the Participant; (b) a reduction in the Participant’s annual base salary or a material reduction in the Participant’s compensation arrangements or benefits (provided that variability in the value of stock-based compensation or in the compensation provided under the Plan (or any similar incentive plan adopted by the Company from time to time) shall not be deemed to cause a material reduction in compensation); or (c) a relocation of the Participant’s primary work location to a distance of more than seventy-five (75) miles from its location as of the date of this amendment and restatement of the Plan without the consent of the Participant, unless such relocation results in the Participant’s primary work location being closer to the Participant’s then primary residence or does not substantially increase the average commuting time of the Participant.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Misconduct” means (a) an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company (or a Subsidiary), breach of fiduciary duty or deliberate disregard of Company (or Subsidiary) rules; an unauthorized disclosure of any Company (or Subsidiary) trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Company (or a Subsidiary) to breach a contract with the Company (or a Subsidiary) or any principal for whom the Company (or a Subsidiary) acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer as Misconduct.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Outside Board” means the Board, excluding any member of the Board who is also an Employee, or any authorized delegate thereof consisting solely of one or more nonemployee Directors.

“Participant” means an Employee or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance-Based Equity Award” means a Performance Award other than a Cash Award.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances an amount of cash or one share of Common Stock or equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(a)(vii)(B).

“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Retirement” means a Participant’s termination of employment with the Company (or a Subsidiary) in which the Participant meets the Company’s retirement eligibility requirements under the Company’s retirement eligibility policy in effect as of the Grant Date, which shall be determined by the Company in its sole discretion.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of shares of Common Stock, including a Restricted Stock Award, and a Restricted Stock Unit Award or Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.

“Stock-Based Award Limitations” has the meaning set forth in Paragraph 5.

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Time-Based Equity Award” means any Stock Award, Option or SAR, other than a Performance Award.

4.	Eligibility

(a)        Employees. All Employees are eligible for Employee Awards under this Plan, provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.

(b)        Directors. All Directors are eligible for Director Awards under this Plan, provided, however, that if the Outside Board makes a Director Award to an individual whom it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.

The Committee (or the Outside Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees or Directors who are to be granted Awards under this Plan.

5.	Common Stock Available for Awards

Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 55,000,000 shares (the “Maximum Share Limit”), consisting of (i) 10,000,000 shares of Common Stock newly authorized for issuance and subject to approval of the Company’s shareholders at the Company’s 2017 annual meeting, and (ii) 45,000,000 shares of Common Stock previously authorized for issuance. All of the shares of Common Stock authorized for issuance under the Plan shall be available for Incentive Stock Options. Each Stock Award granted under this Plan shall be counted against the Maximum Share Limit as one share of Common Stock; each Option and SAR shall be counted against the Maximum Share Limit as one share of Common Stock.

Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Awards shall again be available for Awards under the Plan, and the Maximum Share Limit shall be increased by the same amount as such shares were counted against the Maximum Share Limit (i.e., increased by one share of Common Stock, if a Stock Award, and one share of Common Stock, if an Option or SAR). The following shares of Common Stock shall not become available again for issuance under the Plan:

(a)        Shares of Common Stock that have been retained or withheld by the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award;

(b)        Shares of Common Stock that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the Exercise Price, purchase price or tax withholding obligation of an Award;

(c)        Shares of Common Stock tendered or withheld in payment of an Option; and;

(d)        Shares repurchased by the Company with Option proceeds.

In addition, shares of Common Stock covered by a SAR, to the extent the SAR is exercised and settled in shares of Common Stock, and whether or not shares of Common Stock are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:

(a)        No Employee may be granted during any calendar year Awards exercisable, covering or relating to more than 2,500,000 shares of Common Stock (the “Stock-Based Award Limitation”); and

(b)        No Employee may be granted during any calendar year (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash, having a value determined on the Grant Date in excess of $5,000,000.

6.	Administration

(a)        Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section 162(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award; provided, however, that no such action shall permit the term of any Option to be greater than 10 years from its Grant Date; (y) in the event of death or Disability, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not adverse to the Participant to whom such Award was granted, or (2) consented to by such Participant; or (z) in the event of a Change in Control, take any action authorized by Paragraph 16 hereof. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Outside Board shall have the same powers as the Committee with respect to Director Awards.

(b)        Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c)        Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 15 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s shareholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs or (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs.

(d)        Minimum Vesting Period. Each Stock Award, Option and SAR shall have a minimum vesting period of one year from the date of grant. The foregoing notwithstanding, 5% of the total number of shares of Common Stock available for issuance under this Plan shall not be subject to the minimum vesting requirement described in the preceding sentence.

7.	Delegation of Authority

The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act, subject to Paragraph 6(a) above, to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.	Employee Awards

(a)        The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8(a) hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

(i)        Options. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date. The term of an Option shall not exceed 10 years from the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, including the minimum vesting requirement described in this Paragraph 8(a), the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(ii)        Stock Appreciation Rights. An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, including the minimum vesting requirement described in this Paragraph 8(a), the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(iii)        Stock Awards. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee, and subject to the minimum Restriction Period and performance period requirements and any other applicable requirements described in this Paragraph 8(a).

(iv)        Restricted Stock Unit Awards. An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to receive Dividend Equivalents, if any, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Stock Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units.

(v)        Performance Unit Awards. An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee. The terms, conditions and limitations applicable to a Performance Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, if any, shall be determined by the Committee.

(vi)        Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(b)        Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, any Employee Award granted under this Plan may be structured as a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(i)        Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii)        Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal shall include one or more of the following: (a) cash flow (including operating cash flow, free cash flow, cash flow return on capital, or cash flow per share), (b) core earnings per share (including earnings before interest, taxes, depreciation and amortization), (c) return measures (including return on assets, capital, equity, or sales), (d) total shareholder return, (e) productivity ratios, (f) expense targets or ratios, (g) revenue, (h) core income or net income, (i) core operating income or net operating income, (j) operating profit or net operating profit, (k) gross or operating margin, (l) return on operating revenue, (m)

market share, (n) loan volume, (o) loan delinquencies, (p) loan defaults, (q) loan credit indicators (including FICO, co-borrower, payments made, GPA and graduation), (r) overhead or other expense reduction, (s) charge-off levels, (t) deposit growth, (u) margins, (v) operating efficiency, (w) economic value added, (x) customer or employee satisfaction, (y) debt reduction, (z) capital targets, (aa) consummation of acquisitions, dispositions, projects or other specific events or transactions, (bb) liquidity, (cc) capital adequacy, (dd) ratio of nonperforming to performing assets, (ee) ratio of common equity to total assets, or (ff) regulatory compliance metrics.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. The Committee may provide in any such Performance Award that any evaluation of performance may include or exclude certain events that occur during a Performance Period including but not limited to: (i) amortization, depreciation or impairment of tangible or intangible assets, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs or reductions in force or early retirement programs, (v) any unusual or infrequently occurring items that may be defined in an objective and non-discretionary manner under or by reference to U.S. Generally Accepted Accounting Principles, accounting standards or other applicable accounting standards in effect from time to time and/ or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) the sale of investments or non-core assets; (vii) discontinued operations, categories or segments; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases.

(iii)        Adjustment of Performance Awards. Awards that are intended to qualify as Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.	Director Awards

The Outside Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Outside Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Outside Board, in its sole discretion. The maximum aggregate grant-date value of all Director Awards granted to any single Director during any single calendar year shall be $650,000.

10.	Award Payment; Dividends and Dividend Equivalents

(a)        General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee (or the Outside Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)        Dividends and Dividend Equivalents. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that any such dividends or Dividend Equivalents paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals shall be subject to the same restrictions and/or Performance Goals as applicable, as the underlying Stock Award.

11.	Option Exercise

The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12.	Taxes

The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of shares of Common Stock withheld for payment of required withholding taxes must equal no more than the maximum individual statutory rate in the applicable jurisdiction, as determined in accordance with generally accepted accounting principles. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.	Amendment, Modification, Suspension or Termination

The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs, or decreases any minimum vesting requirements for any Stock Award.

14.	Assignability

Unless otherwise determined by the Committee (or the Outside Board in the case of Director Awards) and expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15.	Adjustments

(a)        The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)        In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c)        In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d)        Notwithstanding anything to the contrary in Paragraph 15(c), the vesting of any Stock Awards, Options or SARs shall be accelerated upon an event described in Paragraph 15(c) only if the awards are not assumed by or substituted for awards of the surviving or acquiring entity, and the acceleration of vesting of any Performance-Based Equity Awards upon such event shall be adjusted for actual performance and/or the fractional performance period through the date of the event.

(e)        No adjustment or acceleration pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the immediate settlement of Awards whose vesting has been accelerated pursuant to the provisions hereof or of Paragraph 16 below shall, to the extent required in order to comply with Code Section 409A, conform to the requirements for a termination and liquidation of the Plan and all outstanding Awards under the Plan that are subject to Code Section 409A in accordance with Treasury Regulation § 1.409A-3(j)(4)(ix)(B).

16.        Change of Control. Notwithstanding anything in Paragraph 15 to the contrary, the provisions of this Paragraph 16 shall apply to an outstanding Award if a Change in Control occurs.

(a)        If a Change in Control triggered by clause (b) of the definition thereof occurs and outstanding Awards are not assumed or continued by the acquiring or surviving entity in the transaction, then upon consummation of the Change in Control: (1) if an Award is a Time-Based Equity Award, it shall vest fully and completely, any and all restrictions shall lapse, and (if an Option or SAR) it shall be fully exercisable; or (2) if an Award is a Performance-Based Equity Award, it shall vest based on the performance terms of the Award and based on actual performance achieved to the date of the Change in Control. The Committee may adjust the performance goals of a Performance Award in its good faith discretion to account for the shortened performance period.

(b)        If a Change in Control triggered by clause (a) of the definition thereof occurs, or if the acquiring or surviving entity in a Change in Control triggered by clause (b) of the definition thereof assumes or continues the Award, then no acceleration of vesting, exercisability and/or payment of an outstanding Award shall occur in connection with the Change in Control; provided, however, that individual Awards may provide for acceleration if the Participant’s employment with the Company (or any Subsidiary), or with any acquiring or surviving entity in the transaction (as the case may be), terminates in connection with the Change in Control due to a qualifying termination of employment under the circumstances provided in the Award, including (by way of example and not of limitation) any termination of employment other than either (x) involuntary termination by the Company, Subsidiary, or acquiring or surviving entity for Cause, or (y) voluntary termination by the Participant other than due to Retirement or Good Reason.

17.	Restrictions

No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

18.	Unfunded Plan

This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

19.	Code Section 409A

(a)        Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b)        Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c)        If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

20.	Awards to Foreign Nationals and Employees Outside the United States

The Committee may, without amending this Plan, (1) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (2) grant Awards to such Participants in accordance with those rules.

21.	Governing Law

This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

22.	Right to Continued Service or Employment

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

23.	Usage

Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

24.	Headings

The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

25.	Effectiveness

This Plan, as approved by the Board on April 7, 2014, became effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board.

The then sole shareholder of the Company approved this Plan on April 8, 2014. The Company amended and restated the Plan on April 6, 2015, and again on April 4, 2017.

IN WITNESS WHEREOF, Navient Corporation has caused this Plan to be executed by its duly authorized officer, effective as provided herein.

NAVIENT CORPORATION

By:
Name: Mark L. Heleen
Title: Secretary

NAVIENT CORPORATION ATTN: CORPORATE SECRETARY 123 JUSTISON STREET WILMINGTON, DE 19801

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E17962-P86726	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

NAVIENT CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	John K. Adams, Jr.	☐	☐	☐

	1b.	Anna Escobedo Cabral	☐	☐	☐

	1c.	William M. Diefenderfer, III	☐	☐	☐

	1d.	Diane Suitt Gilleland	☐	☐	☐

	1e.	Katherine A. Lehman	☐	☐	☐

	1f.	Linda A. Mills	☐	☐	☐

	1g.	John F. Remondi	☐	☐	☐

	1h.	Jane J. Thompson	☐	☐	☐

	1i.	Laura S. Unger	☐	☐	☐

	1j.	Barry L. Williams	☐	☐	☐

	1k.	David L. Yowan	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

3.	Non-binding advisory vote to approve named executive officer compensation.	☐	☐	☐

4.	Approval of the Amended and Restated Navient Corporation 2014 Omnibus Incentive Plan.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the meeting.

NOTE: Cameras, transmission, broadcasting and other recording devices, including smart phones, will not be permitted in the meeting room. Attendees may be asked to pass through a security screening device or adhere to other security measures prior to entering the Annual Meeting. We regret any inconvenience this may cause you and we appreciate your cooperation.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

▼     DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

E17963-P86726

NAVIENT CORPORATION Annual Meeting of Shareholders May 25, 2017 8:00 AM Navient Corporation 123 Justison Street Wilmington, DE 19801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Heleen and Kurt Slawson, or each of them, each with full power of substitution, as the lawful attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Navient Corporation to be held on May 25, 2017, and any adjournments or postponements thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF PROPOSALS 1, 2, 3 AND 4, AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN THE NAVIENT 401(K) SAVINGS PLAN.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

V.1.1